SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement

(Pursuant to Section 14(a) of the Securities Exchange Act of 1934)

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WORLD FUEL SERVICES CORPORATION

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WORLD FUEL SERVICES CORPORATION

9800 Northwest 41st Street, Suite 400

Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 10, 2011

Notice is hereby given that the Annual Meeting of Shareholders of WORLD FUEL SERVICES CORPORATION will be held on Friday, June 10, 2011, at 8:00 a.m., local time, at our offices at 9800 Northwest 41st Street, Suite 400, Miami, Florida 33178, for the following purposes:

1.	To elect as directors the eight nominees named in the attached Proxy Statement;

2.	To conduct a non-binding, advisory vote on executive compensation;

3.	To conduct a non-binding, advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These matters are more fully discussed in the accompanying Proxy Statement.

Shareholders of record at the close of business on April 11, 2011 are entitled to notice of and to vote at the meeting and any adjournment thereof.

The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

Whether or not you expect to be present at the meeting, please date, sign, and promptly return the enclosed proxy card, which is solicited by and on behalf of the Board of Directors. Shareholders who execute a proxy may nevertheless attend the meeting, revoke their proxy and vote their shares in person. Please note that the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

By Order of the Board of Directors

WORLD FUEL SERVICES CORPORATION

R. Alexander Lake, Jr.
Senior Vice President, General Counsel and Corporate Secretary

April 20, 2011

Miami, Florida

i

WORLD FUEL SERVICES CORPORATION

9800 Northwest 41st Street, Suite 400

Miami, Florida 33178

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2011

At http://ir.wfscorp.com/phoenix.zhtml?c=101792&p=proxy, the following proxy materials are available to you:

•	the Company’s Annual Report for the fiscal year ended December 31, 2010;

•	the Company’s 2011 Proxy Statement (including all attachments thereto);

•	the proxy card; and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.

Among other things, this Proxy Statement contains information regarding (i) the date, time and location of the meeting; (ii) a list of the matters being submitted to the shareholders; and (iii) information concerning voting in person at the meeting.

INTRODUCTION

This Proxy Statement is furnished to the shareholders of World Fuel Services Corporation in connection with the solicitation of proxies by our Board of Directors for the 2011 Annual Meeting of Shareholders. The terms “World Fuel,” “Company,” “we,” “our” and “us” used in this Proxy Statement refer to World Fuel Services Corporation and its subsidiaries unless the context otherwise requires.

This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about April 20, 2011. Our 2010 Annual Report, including the consolidated financial statements, is being mailed to each shareholder together with this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What Is the Date, Time and Place of the Annual Meeting?

World Fuel’s 2011 Annual Meeting of Shareholders will be held on Friday, June 10, 2011, beginning at 8:00 a.m., local time, at the Company’s offices located at 9800 Northwest 41st Street, Suite 400, Miami, Florida 33178.

What Is the Purpose of the Annual Meeting?

At the annual meeting, World Fuel shareholders will be asked to:

•	elect eight directors, each for a term expiring at the next annual meeting or until his successor has been duly elected and qualified;

•

approve the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below;

•	recommend the frequency of future advisory votes on executive compensation;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year; and

•	consider and act upon such other business as may properly come before the meeting.

Who Is Entitled to Vote at the Annual Meeting?

Only holders of record of World Fuel common stock at the close of business on April 11, 2011, the record date for the meeting, are entitled to notice of, and to attend and vote at the annual meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 70,655,403 shares of World Fuel common stock were issued and outstanding and were held by approximately 218 holders of record.

What Are the Voting Rights of World Fuel Shareholders?

World Fuel shareholders have one vote per share of World Fuel common stock owned on the record date for each matter properly presented at the annual meeting. For example, if you owned 100 shares of World Fuel common stock at the close of business on April 11, 2011, you can cast 100 votes for each matter properly presented at the annual meeting.

What Constitutes a Quorum?

A quorum will be present at the meeting if holders of a majority of the issued and outstanding shares of World Fuel common stock on the record date are represented at the meeting in person or by proxy. If a quorum is not present at the meeting, World Fuel expects to postpone or adjourn the meeting to solicit additional proxies. Abstentions and broker non-votes (as described below) will be counted as shares present and entitled to vote for the purpose of determining the presence or absence of a quorum.

What Are “Broker Non-Votes” and How Are They Treated?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner withholds its vote on a particular proposal because that holder does not have discretionary voting power for such proposal and has not received instructions from the beneficial owner. If your shares are held in “street name” by a broker, your broker is the shareholder of record. However, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the rules of the New York Stock Exchange, or NYSE, allow brokers the discretionary authority to vote your shares with respect to “routine” matters but not “non-routine” matters.

“Proposal No. 4—Ratification of Independent Registered Certified Public Accounting Firm” is a routine matter that brokers have the discretionary authority to vote on without the beneficial owner’s instructions. “Proposal No. 1—Election of Directors,” “Proposal No. 2—Non-Binding, Advisory Vote on Executive Compensation,” and “Proposal No. 3—Non-Binding, Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation” are non-routine matters. Therefore, if brokers do not receive instructions from beneficial owners to vote their shares regarding Proposal Nos. 1, 2 and 3, the brokers cannot vote such shares for Proposal Nos. 1, 2 and 3 and, accordingly, any such shares will be broker non-votes and will not have any effect on the outcome of the vote. In addition, if other matters are properly brought before the meeting and they are not considered routine under the applicable NYSE rules, shares held by a bank, broker or other holder of record holding shares for a beneficial owner will not be voted on such non-routine matters by that holder unless that holder has received voting instructions. As stated above, broker non-votes are counted as present for the purpose of determining whether a quorum is present.

How Are Abstentions Treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

Will My Shares Be Voted if I Do Not Provide My Proxy?

If your shares are held in the name of a bank, broker or other nominee, they may be voted by the bank, broker or other nominee with respect to “routine” matters (as described above under the caption “What Are “Broker Non-Votes” and How Are They Treated?”) even if you do not give the bank, broker or other nominee specific voting instructions. If you are a registered shareholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.

How Do I Vote?

To vote by mail if the shares are registered in your name:

•	Mark, sign and date your proxy card; and

•	Return it in the envelope provided.

If you hold in “street name,” follow the instructions of your bank, broker or other nominee or vote in person as described below.

To vote in person if you hold in “street name”:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Obtain a legal proxy from your bank, broker or other nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

To vote in person if the shares are registered in your name:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Deliver your completed proxy card or ballot in person.

What Vote Is Required for the Proposals?

Proposal 1: Directors are elected by a plurality of the total number of votes cast, which means the eight nominees who receive the largest number of properly cast votes will be elected as directors.

Proposal 2: The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding, advisory vote with respect to executive compensation.

Proposal 3: The frequency (every one, two, or three years) receiving the highest number of votes will be deemed to be the choice of the shareholders with respect to the non-binding, advisory vote on the frequency of future advisory votes on executive compensation.

Proposal 4: The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board of Directors recommends that you vote:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•

“FOR” the approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below;

•	“FOR” EVERY THREE YEARS as the preferred frequency for future advisory votes on executive compensation; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

How Will My Proxy Holders Vote?

The enclosed proxy designates Paul H. Stebbins, our Chairman of the Board of Directors and Chief Executive Officer, and Michael J. Kasbar, our President and Chief Operating Officer, each with full power of substitution, to hold your proxy and vote your shares. Messrs. Stebbins and Kasbar will vote all shares of World Fuel common stock represented by properly executed proxies received in time for the annual meeting in the manner specified by the holders of those shares. Messrs. Stebbins and Kasbar intend to vote all shares of World Fuel common stock represented by proxies that are properly executed by the record holder but otherwise do not contain voting instructions as follows:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•

“FOR” the approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below;

•	“FOR” EVERY THREE YEARS as the preferred frequency for future advisory votes on executive compensation;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year; and

•	in accordance with the recommendation of World Fuel’s Board of Directors, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting.

Can I Change My Vote After I Have Voted?

Voting by mailing a proxy card does not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a mailed proxy at any time prior to its exercise by (i) filing with World Fuel’s Corporate Secretary a duly executed revocation of proxy, (ii) properly submitting by mail a proxy to World Fuel’s Corporate Secretary bearing a later date or (iii) appearing at the meeting and voting in person. Attendance at the meeting will not itself constitute revocation of a proxy.

Who Pays for the Preparation of the Proxy Statement?

World Fuel will bear the cost of the solicitation of proxies from its shareholders, including preparing, printing and mailing this Proxy Statement. In addition to solicitations by mail, World Fuel’s directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person but will receive no additional compensation for soliciting such proxies. World Fuel will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of World Fuel common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. World Fuel may reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. We may also retain the services of a solicitor to assist in soliciting proxies and pay them a fee as well as other costs and expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight individuals have been nominated to serve as our directors for the ensuing year and until their successors shall have been duly elected and qualified. All of such persons are presently directors. One individual who is presently serving as a director, Mr. Joachim Heel, has decided not to seek another term.

The persons named as proxies in the accompanying proxy card have advised management that unless authority is withheld in the proxy, they intend to vote for the election of the individuals listed as nominees in the table below. We do not contemplate that any nominee named in the table will be unable or will decline to serve. However, if any nominee is unable to serve or declines to serve, the persons named in the accompanying proxy card may vote for another person, or persons, in their discretion, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. In accordance with our By-Laws, the Board of Directors may consist of four to ten directors, and the Board of Directors may increase or decrease the number of directors by amending our By-Laws. The Board of Directors presently consists of nine directors. With Mr. Heel not seeking an additional term, the Board of Directors will have eight directors after the 2011 Annual Meeting of Shareholders. There are no plans at present to add more directors.

The following table sets forth certain information with respect to each nominee for election to the Board of Directors. The biographies of each of the nominees and directors set forth in the paragraphs following the table contain information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years, information regarding involvement in certain legal and administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a director of the Company.

Nominees for Election:

Name and Position	Age	Year First Became Director
Paul H. Stebbins Chairman of the Board of Directors and Chief Executive Officer	54	1995

Michael J. Kasbar Director, President and Chief Operating Officer	54	1995

Ken Bakshi Chairman of the Compensation Committee and the Nominating Subcommittee of the Governance Committee and Member of the Governance and Technology and Operations Committees	61	2002

Richard A. Kassar Chairman of the Technology and Operations Committee and Member of the Audit, Compensation and Governance Committees	63	2002

Myles Klein Member of the Audit and Governance Committees	72	1995

John L. Manley Member of the Audit and Governance Committees	62	2010

J. Thomas Presby Chairman of the Audit Committee and Member of the Governance Committee and Nominating Subcommittee of the Governance Committee, Lead Independent Director	71	2003

Stephen K. Roddenberry Chairman of the Governance Committee and Member of the Compensation Committee, Presiding Director	62	2006

Existing Directors Not Seeking Another Term:

Joachim Heel Member of the Governance and Technology and Operations Committees	45	2007

Background and Experience of Director Nominees:

PAUL H. STEBBINS has served as our Chairman of the Board of Directors and Chief Executive Officer since July 2002. He has served as a director of World Fuel since June 1995, and served as President and Chief Operating Officer of World Fuel from August 2000 to July 2002. From January 1995 to August 2000, Mr. Stebbins served as President and Chief Operating Officer of World Fuel Services Americas, Inc. (formerly Trans-Tec Services, Inc.), at the time our principal subsidiary engaged in the marine fuel services business. From September 1985 to December 1994, Mr. Stebbins was an officer, shareholder and director of Trans-Tec Services, Inc., a global marine fuel services company, and its affiliated companies. Mr. Stebbins co-founded Trans-Tec Services, Inc. in 1985 and has extensive executive experience in the fuel services business. Mr. Stebbins brings to the Board of Directors a unique understanding of our strategies and operations through his 15 years of service to our Company and 30 years of experience in the fuel services business. In December 2006, Mr. Stebbins joined the board of directors, and serves on the audit and compensation committees, of First Solar, Inc., a NASDAQ company. Mr. Stebbins is also a member of the Business Roundtable.

MICHAEL J. KASBAR has served as a director of World Fuel since June 1995 and as President and Chief Operating Officer since July 2002. From January 1995 to July 2002, he served as Chief Executive Officer of World Fuel Services Americas, Inc. (formerly Trans-Tec Services, Inc.), at the time our principal subsidiary engaged in the marine fuel services business. From September 1985 to December 1994, Mr. Kasbar was an

officer, shareholder and director of Trans-Tec Services, Inc., a global marine fuel services company, and its affiliated companies. Mr. Kasbar co-founded Trans-Tec Services, Inc. in 1985 and has extensive executive experience in the fuel services business. Mr. Kasbar brings to the Board a unique understanding of our strategies and operations through his 15 years of service to our Company and 30 years of experience in the fuel services business. Mr. Kasbar is the first cousin of Richard A. Kassar, a director of the Company.

KEN BAKSHI has served as a director of World Fuel since August 2002. Mr. Bakshi has been Chairman of the board of directors and Chief Executive Officer of Amala Inc, a skin care products company, since April 2008 and managing partner of Trishul Capital Group LLC and Trishul Advisory Group LLC, two privately-owned equity investment and consulting companies, since June 2003. From March 2006 through June 2009, he was Vice Chairman of the board of directors of Row 2 Technologies, a software development firm he co-founded, and from December 2002 to February 2006, he was employed by Row 2 Technologies as Chief Executive Officer. From July 2000 to December 2002, he was employed as Executive Vice President and Chief Operating Officer of Vistaar, Inc., an incubator of business-to-business internet based marketplaces. From 1998 to 2000, Mr. Bakshi served as Senior Vice-President of Wyeth (formerly known as American Home Products Corp.), a NYSE company. Prior to 1998, Mr. Bakshi served in various capacities at American Home Products Corp. and American Cyanamid Company, which was acquired by American Home Products Corp. in 1994. Mr. Bakshi has extensive experience in private equity investments, management consulting and technology and significant executive experience running operating units within large multinational publicly-traded corporations.

RICHARD A. KASSAR has been a director of World Fuel since August 2002. Mr. Kassar has been employed as President of Freshpet Company, a pet food company, since January 2011, and is currently a principal of Go7Brands, LLC, a brand management company, where he also serves as Senior Vice-President and Chief Financial Officer. From October 2006 to December 2010, he was the Chief Executive Officer of Freshpet Company, and, from February 2002 to July 2006, Mr. Kassar was the Senior Vice President and Chief Financial Officer of The Meow Mix Company, a cat food company. From May 2001 to January 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From December 1999 to May 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands, a manufacturer of household products. From 1986 to December 1999, he was employed by Chock Full O’Nuts, a coffee company, in various positions, and most recently served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a director, member of the compensation committee and chairman of the audit committee of Vaughan Foods, Inc., a NASDAQ company until March 2010 and now an over-the-counter pink sheet company. Until March 2010, Mr. Kassar served as a director, member of the compensation committee and chairman of the audit committee of Velocity Express, Inc., a NASDAQ company until August 2009 and then an over-the-counter pink sheet company. Mr. Kassar has extensive executive experience in brand management, consumer products and corporate finance and has significant experience as a senior finance executive. Mr. Kassar is the first cousin of Michael J. Kasbar, our President and Chief Operating Officer and a director of World Fuel.

MYLES KLEIN has served as a director of World Fuel since February 1995. Mr. Klein is a Certified Public Accountant. From 1971 until 1985, Mr. Klein was a partner in the international accounting and auditing firm of Grant Thornton. Subsequent to 1985, Mr. Klein practiced as Myles Klein, P.A. or Klein & Barreto, P.A. until July 2006 when he sold his accounting practice to Klein, Mendez & Rothbard, LLC. Mr. Klein has over 35 years of experience advising a broad range of clients in corporate finance, tax and accounting matters and significant experience in the management of accounting firms.

JOHN L. MANLEY has served as a director of World Fuel since October 2010. Mr. Manley retired from Deloitte & Touche LLP in 2009 after more than 27 years as a partner, the last three years of which Mr. Manley was Managing Partner of Deloitte’s Northeast Region Audit and Enterprise Risk Services Practice. While at Deloitte, Mr. Manley was also a member of the Northeast Region’s Executive Committee, Deloitte’s Audit and Enterprise Risk Services Executive Committee and Deloitte and Touche LLP’s board of directors. Mr. Manley founded and was the National Director of Deloitte’s Regulatory Consulting Practice, which included practices in financial services, health care, government contracting, energy and utilities. Before joining Deloitte, Mr. Manley had seven years of regulatory experience with the Securities and Exchange Commission (“SEC”) and the Commodity Futures Trading Commission (“CFTC”) in various positions, including serving as the Chief Accountant and Director of the Division of Trading and Markets of the CFTC. Mr. Manley is a Certified Public Accountant and has extensive executive management, financial reporting, risk management and regulatory experience.

J. THOMAS PRESBY has served as a director of World Fuel since February 2003. Mr. Presby has used his business experience and professional qualifications to forge a second career of essentially full-time board service since he retired in 2002 as a partner in Deloitte Touche Tohmatsu, an accounting and consulting firm. At Deloitte, Mr. Presby held numerous positions in the U.S. and abroad, including the posts of Deputy Chairman and Chief Operating Officer. Mr. Presby now serves as a director and chairman of the audit committee of Tiffany & Co., Invesco Ltd. and ExamWorks Group, Inc., each a NYSE company, and First Solar, Inc., a NASDAQ company. Mr. Presby was also a director of TurboChef Technologies, Inc., a NASDAQ company, from November 2003 until January 2009 and American Eagle Outfitters, Inc. from December 2005 until January 2011. As Mr. Presby has no significant business activities other than board service, he is available full time to fulfill his board responsibilities. Mr. Presby is a Certified Public Accountant and a holder of the NACD Certificate of Director Education. Mr. Presby has extensive experience in finance and accounting as well as significant management experience in the U.S. and abroad and, as the chairman of the audit committees of four other public companies, he has extensive board experience.

STEPHEN K. RODDENBERRY has served as a director of World Fuel since June 2006. Mr. Roddenberry is a shareholder in the law firm of Akerman Senterfitt where he has been employed as an attorney since 1988. Mr. Roddenberry has extensive experience in private equity, mergers and acquisitions, investment management, venture capital, public finance and securities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE ABOVE DIRECTOR NOMINEES

Existing Directors Not Seeking Another Term:

JOACHIM HEEL has served as a director of World Fuel since May 2007. Mr. Heel has been the Senior Vice President of Global Services of Avaya Inc., a privately-held telecommunication solutions company, since August 2010. Prior to that, Mr. Heel was the Senior Vice-President, Global Services, for Sun Microsystems, a NYSE company and software and systems developer, from February 2009 to February 2010, Senior Vice-President, Storage Practice for Sun Microsystems from July 2007 to January 2009, Senior Vice-President, Global Sales and Service for Sun Microsystems from March 2006 to June 2007 and Senior Vice-President, OEM Business Unit for Sun Microsystems from September 2005 through March 2006. From 1991 through August 2005, Mr. Heel held various positions with McKinsey & Company, a global management consulting partnership, becoming a partner with the firm in 1997. Mr. Heel served as a director of Intrinsyc Software, Inc., a mobility software and services company listed on the Toronto Stock Exchange, from April 2007 to April 2009.

BOARD OF DIRECTORS

The Board of Directors (the “Board”) has four committees: the Governance Committee, the Audit Committee, the Compensation Committee and the Technology and Operations Committee. During 2010, the Board met six times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all of the Board committees on which he served.

Corporate Governance Matters

The Board has established and adopted Corporate Governance Principles which govern the appointment, retention, responsibilities, qualifications and conduct of the Board and its committees. The Corporate Governance Principles require that a majority of our directors meet the standards for independence required by the listing standards of the NYSE.

In addition, members of our Audit Committee must meet the independence standards for Audit Committee members adopted by the SEC including that a member must not receive any consulting, advisory or other compensatory fee from us, other than in his or her capacity as a member of our Audit Committee, our Board or any other Board committee and a member must not be an affiliate of ours or any subsidiary of ours apart from his or her capacity as a member of the Board or any Board committee. Ownership of 10% or less of our voting securities is deemed not to affect independence. Members of the Audit Committee must also have no relationship with us that interferes with their exercise of independent judgment. Members of our Compensation Committee must meet the independence standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Internal Revenue Code. Pursuant to the provisions of Rule 16b-3 and Section 162(m), members of the Compensation Committee must not (i) be an officer, a former officer or an employee of the Company or any subsidiary, nor a former employee who receives compensation for prior services other than under a qualified retirement plan, (ii) receive compensation from us or any subsidiary for services rendered as a consultant or in any capacity other than as a director or (iii) possess an interest in any transaction with us in an amount in excess of $120,000.

The discussion above is not exhaustive, and the Board could consider other factors in making its determination that a director has no material relationship with us that could compromise that director’s independence.

Our Corporate Governance Principles provide that no more than two members of management shall serve on the Board. Our Board affirmatively determined that all seven existing non-management directors, Messrs. Bakshi, Heel, Kassar, Klein, Manley, Presby and Roddenberry are independent of us and our management under NYSE standards, and our Audit Committee members and Compensation Committee members are independent under the standards applicable to membership in such committees. In making this determination, our Board considered that Mr. Kassar is the first cousin of Mr. Kasbar, and the Board determined that the familial relationship between Messrs. Kasbar and Kassar was not material because it would not adversely affect Mr. Kassar’s ability to exercise his independent judgment as our director. Messrs. Stebbins and Kasbar are considered inside directors because of their employment as our senior executives. As a result of this analysis, Messrs. Stebbins and Kasbar are precluded from sitting on our Audit, Compensation and Governance Committees.

All of our non-management directors serve on our Governance Committee and meet in executive session (without management present) prior to each scheduled Board meeting and at other times as they may deem necessary. In accordance with the Governance Committee charter, the Chairman of the Governance Committee, which since May 2007 has been Mr. Roddenberry, presides over the meetings of our non-management directors as the “presiding director” for NYSE purposes.

All of our employees, officers (including our principal executive, financial and accounting officers) and directors are held accountable for adherence to our Code of Corporate Conduct and Ethics, or Code of Conduct.

The Code of Conduct is intended to provide guidance to all of our employees, officers and directors as to conduct over a wide range of business practices and procedures. Failure to comply with the Code of Conduct may result in disciplinary action, up to and including dismissal. The Code of Conduct covers all areas of professional conduct, including compliance with laws (including antitrust, embargoes and trade sanctions, antiboycott, money laundering and the environment), work environment, conflicts of interest, protecting corporate assets, taking corporate opportunities, company records, insider trading, political activities and contributions, external communications, financial reporting and disclosure, accounting controls as well as specific matters that relate to conducting business on behalf of the Company such as bribes and kickbacks, gifts and entertainment and dealing with government officials. We intend to disclose any substantive amendments to our Code of Conduct and any waivers with respect to our Code of Conduct granted to our principal executive, financial and accounting officers on our website at http://www.wfscorp.com within four business days of the amendment or waiver. Our website and information contained on our website are not part of this Proxy Statement and are not incorporated by reference in this Proxy Statement.

We encourage employees and others to report violations of the Code of Conduct and any other unlawful or inappropriate practices they discover relating to our business. The Code of Conduct sets forth procedures for employees to file confidential and anonymous reports of any such violations or practices. In addition, the Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedure for employees to contact our Vice President of Internal Audit, the Audit Committee, any other committee, the Board or any Board member regarding questionable accounting or auditing matters is set forth in the Code of Conduct. We have advised employees of our policy not to retaliate or take any other detrimental action against employees who submit such complaints in good faith.

It is our policy that each director should attend all meetings of shareholders, absent extenuating circumstances. All of our directors attended the Annual Meeting of Shareholders in April 2010, with the exception of Mr. Manley who joined the Board in October 2010.

Our Corporate Governance Principles, the Code of Conduct and the charters of each of the Board committees are available on our website at http://www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. Copies of these documents may also be obtained by any shareholder, without charge, by writing to our Corporate Secretary at our address shown below.

Any interested party can contact our Board, any Board committee, our presiding director, our lead independent director, the non-management directors as a group or any individual director by (i) writing to any of them, c/o Corporate Secretary, at our principal office at 9800 Northwest 41st Street, Suite 400, Miami, Florida 33178, (ii) contacting the Company’s compliance hotline at 877-787-8742 (Toll Free Domestic) or 770-776-5690 (Collect) or (iii) accessing http://www.reportlineweb.com/wfs on the Internet. Such communications may be submitted on an anonymous or confidential basis. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to the appropriate director or directors.

Our Corporate Governance Principles provide that directors may serve on the Board until the annual meeting next following their 73rd birthday unless the Board determines to waive the retirement age. Our Corporate Governance Principles also prohibit our independent directors from serving on the board of directors of more than three other publicly-traded companies, unless the Board determines that such service will not impair the ability of such director to effectively perform his obligations as our director (including as Chairman of our Audit Committee). The Board has determined that Mr. Presby’s service on the board of directors of four other public companies (including more than three public company audit committees) will not impair his ability to effectively perform his obligations as our director because: (i) he is fully retired and has ample time to devote to his director and committee responsibilities; (ii) service on multiple audit committees results in specialization and increased knowledge of regulations and audit committee issues and should thereby improve quality and efficiency; and (iii) one of the companies for which he serves has a different fiscal year-end from our fiscal year-end.

Board Leadership Structure

Mr. Stebbins currently serves as both our Chief Executive Officer and Chairman of the Board, and the Board believes that the current leadership structure is the best structure for the Company at this time. The Board believes that no one structure is suitable for all companies and that different Board leadership structures may be appropriate for the Company at different times. Although the Company’s By-Laws currently require that the positions of Chief Executive Officer and Chairman of the Board be combined, the Board has the ability to amend the By-Laws to separate the two positions in the future if the Board determines that such a separation would be in the best interest of the Company and our shareholders. The Board believes that Mr. Stebbins’ leadership and vision have been instrumental in the Company’s continued strong performance despite troubled economic conditions, and Mr. Stebbins has the confidence of the Board, the Company and our shareholders. As the individual with primary responsibility for managing the Company’s day-to-day operations, the Board believes that Mr. Stebbins has detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is best positioned to chair regular Board meetings to discuss such matters. During Mr. Stebbins’ tenure as Chief Executive Officer and Chairman of the Board, the Board has been able to observe that Mr. Stebbins has effectively served as a bridge between the Board and management and has provided critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. The Board also has the following strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent the dominance of the Board by senior management: (i) the Board is comprised of a super-majority of non-management directors; (ii) each of the Board’s standing committees is comprised of and chaired solely by a non-management director; (iii) the non-management directors meet in regular executive sessions without management present to discuss the effectiveness of the Company’s management, the quality of the Board meetings and any other issues and concerns; and (iv) all Board members have unrestricted access to management and outside advisors. Further, in accordance with their respective charters, the Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer and the other named executive officers, and the Governance Committee is responsible for evaluating the overall performance of the Board.

In addition, due to the Board’s continuing commitment to strong corporate governance structures and board independence, the Board amended the Corporate Governance Principles in February 2010 to add the position of lead independent director. The lead independent director is elected annually by the non-management directors and performs the following duties: (i) presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-management directors at which the Chairman of the Governance Committee is not present; (ii) serves as a liaison between the Chairman of the Board and the non-management directors; (iii) approves information sent to the Board; (iv) approves meeting agendas for the Board; (v) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) has the authority to call meetings of the non-management directors; and (vii) if requested by major shareholders, ensures that he or she is available for consultations and direct communication. Currently, Mr. Presby serves as the Company’s lead independent director. The Board believes that having a lead independent director benefits the Company and our shareholders by providing leadership and an organizational structure for the non-management directors.

Board’s Role in Risk Oversight

The Board has determined that it is management’s responsibility to manage risk, to identify and bring to the Board’s attention material risks faced by the Company and to establish and implement processes, policies and procedures designed to respond to and mitigate the risks faced by the Company. The role of the Board is to understand the nature of the material risks the Company faces and the Company’s risk management processes, policies and procedures. As part of its oversight role, and based upon the information brought to its attention by management, the Board evaluates the adequacy of the processes, policies and procedures and determines whether the Board believes that the processes, policies and procedures are reasonably designed to respond to and mitigate the risks faced by the Company. Throughout the year, the Board and its committees receive periodic reports from management identifying and explaining key areas of risk applicable to the Company and an explanation of the processes, policies and procedures in place to monitor and assess those risks.

The Board and its committees oversee the risks pertaining to their principal areas of focus as described below:

•

The Board considers strategic and operational risks associated with the annual operating plan and other current matters that may present material risks to the Company’s operations, plans, prospects or reputation and risks associated with acquisitions.

•

The Audit Committee considers risks associated with the financial reporting and disclosure process, major litigation and regulation and legal compliance and discusses the guidelines and policies that govern the process by which risk assessment and management is undertaken in accordance with its charter and NYSE rules.

•	The Compensation Committee considers risks associated with the Company’s compensation policies and practices and, in conjunction with the Governance Committee, management development and succession.

•	The Governance Committee, in conjunction with the Compensation Committee, considers risks associated with management development and succession.

•	The Technology and Operations Committee considers risks associated with information technology operations.

As the Board is primarily responsible for risk oversight, the committees provide periodic reports to the Board on the risks pertaining to their principal areas of focus so that the Board is informed of the Company’s risk profile.

In November 2009, the Company engaged an outside consultant to perform an enterprise-wide risk management assessment. The principal purposes of the assessment were to (i) ensure that enterprise risk management efforts are focused and directly linked to the underlying strategy of the organization; (ii) implement a sustainable and scalable framework to identify, manage and monitor risk; (iii) assign responsibility for each risk, put mitigation plans in place and assess the effectiveness of such mitigation plans; (iv) enhance our risk management capabilities for priority risks and continue the development of risk management policies and action plans; and (v) refine the Company’s risk management structure and operating model. The results of this risk assessment were communicated to the Board in the spring of 2010.

Each year management conducts, and the Compensation Committee oversees, a risk assessment of our compensation policies and practices with respect to all employees, including named executive officers. The employee population is segmented into groups based on commonalities across their reward programs. Each program is then evaluated using the key design features of the program and the applicable risk mitigation features that exist in such programs. Once the assessment is completed, management reviews the assessment data, methodology and findings with the Compensation Committee. The Compensation Committee’s goals in this process include ensuring that there are controls in place to (i) safeguard the Company from unwarranted exposure to particular risks that individual employees might choose to take and (ii) avoid any inadvertent incentives for employees to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders.

Committees of the Board

The following table illustrates the current membership of each of our committees, which are composed entirely of independent directors:

	Audit	Compensation	Governance	Technology and Operations

Ken Bakshi		Chairman	X	X

Joachim Heel			X	X

Richard A. Kassar	X	X	X	Chairman

Myles Klein	X		X

John L. Manley	X		X

J. Thomas Presby	Chairman		X

Stephen K. Roddenberry		X	Chairman

As discussed above, Mr. Heel has decided not to seek another term on the Board, thus the size of the Governance Committee will be reduced to six members and the Technology and Operations Committee will be reduced to two members.

The Governance Committee and Nominating Subcommittee

Currently, the Governance Committee consists of seven independent directors: Messrs. Bakshi, Heel, Kassar, Klein, Manley, Presby and Roddenberry, who serves as Chairman. Since Mr. Heel has decided not to seek another term on the Board, the Governance Committee will consist of six independent directors after the 2011 Annual Meeting of Shareholders. The Board has determined that each member of the Governance Committee is independent pursuant to NYSE listing standards. The Governance Committee operates pursuant to a written charter that can be found on our website at http://www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. The Governance Committee meets in executive session (without management present) prior to each scheduled Board meeting and at other times as it deems necessary. Each meeting of the Governance Committee is presided over by its Chairman. The Governance Committee held four meetings during 2010.

The primary functions of the Governance Committee are to recommend to the Board the corporate governance principles and polices applicable to the Company; to lead the Board in its annual performance evaluation of the Board and its individual members; to identify individuals qualified to become members of the Board; to recommend to the Board the director nominees for the next annual meeting of shareholders; to recommend to the Board the members to serve on the Board’s committees; to review and approve related person transactions; and to annually evaluate the performance of the named executive officers and discuss any changes to the named executive officers’ compensation. In addition, as described above, the Governance Committee is responsible for oversight of risks pertaining to its principal areas of focus. In 2011, members of each of the Audit Committee, the Compensation Committee, the Governance Committee and the Technology and Operations Committee conducted evaluations of their respective committee’s performance during 2010, in accordance with the requirements of the applicable committee charters.

In considering Board nominees, the Governance Committee reviews various skills and characteristics required of Board members in the context of the current composition of the Board. Although there are no specific, minimum qualifications that must be met by each nominee, the Governance Committee generally evaluates the candidate’s intellect, integrity and judgment, and his or her knowledge, skills and experience, including experience in the fuel and transportation industries, securities markets, business and finance as well as public service in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board. The Governance Committee makes this determination in the context of an assessment of the perceived needs of the Board at the time of the evaluation. The Governance Committee believes that its goal is to assemble the best Board possible that will bring to the Company a variety of perspectives and skills derived from high quality business and professional experience. The Governance Committee does not consider racial or gender diversity in its selection of director nominees. The Governance Committee evaluates all nominees for director based on the above criteria, including nominees recommended by shareholders. All nominees for director included on the enclosed proxy card were nominated by our Governance Committee and our Board.

The Nominating Subcommittee was formed by the Governance Committee on April 26, 2005 to assist the Governance Committee with identifying and recruiting qualified candidates for Board membership. The Nominating Subcommittee, which does not have a separate committee charter, consists of two of the members at large of the Governance Committee, Messrs. Presby and Bakshi, who serves as Chairman.

Our By-Laws provide that a shareholder wishing to nominate a director at a shareholders’ meeting must deliver written notice to our Corporate Secretary that meets the procedural and disclosure requirements set forth in our By-Laws, including disclosure of: (1) the relationship between the nominating shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities; (2) information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Board, including disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any; and (3) any other information required to comply with the proxy rules and applicable law. These requirements are more fully described in Article I, Section 7 of our By-Laws, a copy of which will be provided without charge to any shareholder upon written request to our Corporate Secretary.

Pursuant to these advance notice provisions, any shareholder who intends to nominate a director at the 2012 Annual Meeting of Shareholders must deliver a notice to the Corporate Secretary at World Fuel Services Corporation, 9800 Northwest 41st Street, Suite 400, Miami, FL 33178 no earlier than the close of business on February 13, 2012 and no later than the close of business on March 12, 2012. A nomination not made in accordance with the procedures set forth in our By-Laws will be void. If a submission is in proper form as provided under our By-Laws, the Governance Committee will apply the same standards to the evaluation of a shareholder nominee as it applies to nominees submitted by others.

In addition to considering candidates suggested by shareholders, the Governance Committee considers potential candidates recommended by current directors, employees and others. The Governance Committee may also retain professional search firms to identify director candidates. The Governance Committee has the sole authority to approve the fees and other retention terms of any such firms.

The Audit Committee

The Audit Committee consists of Messrs. Kassar, Klein, Manley and Presby, who serves as Chairman. The Audit Committee held nine meetings during 2010.

The Audit Committee operates pursuant to a written charter which was last amended on February 23, 2010 and is available on our website at http://www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. In accordance with NYSE listing standards, the charter addresses the purpose, duties and responsibilities, and requires an annual performance evaluation, of the Audit Committee.

The Board has determined that all of the members of the Audit Committee meet the NYSE standards of independence, financial literacy and accounting or related financial management expertise, and the SEC’s requirements with respect to the independence of audit committee members. The Board has determined that two members of the Audit Committee, Messrs. Manley and Presby, meet the SEC’s definition of an “audit committee financial expert.”

The charter provides that a member of the Audit Committee shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that simultaneous service would not impair the ability of the member to effectively serve on the Audit Committee. The Board has determined that Mr. Presby’s simultaneous service on the audit committees of four other public companies will not impair his ability to effectively serve on our Audit Committee or as Chairman of our Audit Committee because (i) he is fully retired and has ample time to devote to his director and committee responsibilities; (ii) service on multiple audit committees results in specialization and increased knowledge of regulations and audit committee issues and should thereby improve quality and efficiency; and (iii) one of the companies for which he serves has a different fiscal year-end from that of the Company.

Our management is responsible for preparing our consolidated financial statements and for the financial reporting process. The independent registered certified public accounting firm is responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. Acting for the Board, the Audit Committee provides oversight of the financial reporting process and the internal control system. More specifically, the Audit Committee performs the following principal functions: reviews the qualifications, independence and performance of our independent registered certified public accounting firm; approves the appointment of our independent registered certified public accounting firm for the ensuing year; reviews the scope and budget for the annual audit; reviews with the independent registered certified public accounting firm the results of the audit engagement, including a review of the consolidated financial statements and the management letter; approves all audit and non-audit services to be provided by the independent registered certified public accounting firm; reviews the scope of, and compliance with, our internal controls; reviews the effectiveness of our internal audit function; and recommends to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K. In addition, as described above, the Audit Committee is responsible for oversight of risks pertaining to its principal areas of focus. While the Audit Committee has the responsibilities set forth in the charter, it is not the Audit Committee’s duty to prepare the Company’s financial statements or to provide any expert or special assistance as to the Company’s financial statements or any professional certifications as to the work of our independent registered certified public accounting firm.

Effective January 1, 2010, the Audit Committee adopted a policy for pre-approving all work to be performed by our independent registered certified public accounting firm. The pre-approval policy is described in the section of this Proxy Statement titled “Proposal No. 4—Ratification of Independent Registered Certified Public Accounting Firm.”

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and with the independent registered certified public accounting firm the audited consolidated financial statements for the 2010 fiscal year. The Audit Committee has also performed the other reviews and duties set forth in its charter. The Audit Committee discussed with the independent registered certified public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Additionally, the Audit Committee has: (i) received the written disclosures and the letter from the independent registered certified public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence; (ii) considered whether the provision of tax and accounting research and other non-audit services by our independent registered certified public accounting firm is compatible with maintaining their independence; and (iii) discussed with the independent registered certified public accounting firm their independence from us and our management.

In reliance on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the 2010 fiscal year for filing with the SEC.

J. Thomas Presby, Chairman

Richard A. Kassar, Member

Myles Klein, Member

John L. Manley, Member

The Compensation Committee

The Compensation Committee consists of Messrs. Kassar, Roddenberry and Bakshi, who serves as Chairman. The Board has determined that each member of the Compensation Committee is independent pursuant to NYSE listing standards, Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. The Compensation Committee operates pursuant to a written charter which is available on our website at http://www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. During 2010, the Compensation Committee held nine meetings.

The role of the Compensation Committee is to establish and oversee the compensation plans, policies and programs applicable to our executive officers. The Compensation Committee’s primary responsibilities are:

•	annually determining our goals and objectives relevant to the compensation of our Chief Executive Officer and Chief Operating Officer;

•	evaluating the performance of our Chief Executive Officer and Chief Operating Officer in light of such goals and objectives;

•	establishing the compensation levels of our Chief Executive Officer and Chief Operating Officer, including long-term incentive compensation, based on this evaluation;

•	annually reviewing and approving goals and objectives relevant to the other named executive officers, based upon recommendations of our Chief Executive Officer and Chief Operating Officer;

•	evaluating the performance of each named executive officer in light of such goals and objectives;

•

establishing the named executive officers’ compensation levels, including long-term incentive compensation, based on this evaluation and the recommendations of our Chief Executive Officer and Chief Operating Officer;

•	annually reviewing and approving the compensation of other executive officers, if any, based upon recommendations of our Chief Executive Officer and Chief Operating Officer;

•	reviewing and making recommendations to the Board with respect to stock option, equity-based and incentive compensation plans and administering such plans;

•	establishing and monitoring compliance with stock retention requirements for executive officers;

•	approving employment, severance and consulting contracts with executive officers;

•	reviewing and making recommendations to the Board on all matters of non-management director compensation, including stock ownership requirements;

•	conducting an annual self-evaluation of the work of the Compensation Committee and its members; and

•	annually reviewing and reassessing the adequacy of the Compensation Committee’s charter and recommending any proposed changes to the Board for approval.

The Technology and Operations Committee

The Technology and Operations Committee was formed on November 4, 2005 and currently consists of three non-management directors, Messrs. Bakshi, Heel and Kassar, who serves as Chairman. Since Mr. Heel is not seeking another term on the Board, the Technology and Operations Committee will consist of two non-management directors after the 2011 Annual Meeting of Shareholders. The Technology and Operations Committee operates pursuant to a written charter which is available on our website at http://www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. The primary purpose of the Technology and Operations Committee is to oversee our significant technology and operations initiatives. In addition, as described above, the Technology and Operations Committee is responsible for oversight of risks pertaining to its principal areas of focus.

Compensation of Directors

Fees Earned or Paid in Cash

As the Company’s non-employee director compensation had not changed since 2006, the Compensation Committee performed an analysis of current trends as reported in recent surveys. Based on such analysis and in keeping with the increased amount of time directors, and in particular, committee chairmen, are required to devote to their responsibilities, on May 25, 2010, the Board approved modifications to the fee structure for our non-management directors, which became effective on June 1, 2010. The current fee structure for our non-management directors is as follows:

•

the annual fee payable to non-management directors for their service on the Board continues to be $50,000 per year, but in addition to the annual cash fee for service on the Board, each non-management director is entitled to receive $10,000 worth of restricted stock units, or RSUs, for their service on the Governance Committee on the terms described below under the heading “Equity Awards”;

•	the fee payable to the lead independent director is $15,000 per year;

•

the fee payable to members of the Audit Committee, the Compensation Committee and the Technology and Operations Committee was increased from $4,000 per year to $6,000 per year for each committee served, while the fee payable to members of the Nominating Subcommittee continues to be $4,000 per year; and

•

the fee payable to the Chairman of the Audit Committee was increased from $15,000 per year to $18,000 per year, while the fee payable to the Chairman of the Compensation Committee and the Chairman of the Governance Committee continues to be $15,000 per year and the fee payable to the Chairman of the Nominating Subcommittee and the Chairman of the Technology and Operations Committee continues to be $12,000 per year.

Our non-management directors are also reimbursed by us for their travel, food, lodging and related expenses incurred in connection with attending Board, committee and shareholder meetings, as well as continuing education programs.

Equity Awards

In 2010, the Board elected to grant each non-management director (i) approximately $70,000 worth of RSUs (of which $10,000 worth of RSUs was for service on the Governance Committee) which resulted in each non-management director receiving 2,837 RSUs, and (ii) approximately $60,000 worth of stock-settled stock appreciation rights, or SSARs, which resulted in each non-management director receiving 5,495 SSARs. The RSUs vest in twelve equal monthly installments of approximately 236 RSUs per month, but the directors will not receive the shares corresponding to such RSUs until they cease to be a director. The SSARs vest on the first anniversary of the grant date or on the date of the next annual meeting that follows the grant date, whichever occurs first.

The table below summarizes the compensation paid by us to our non-management directors for services rendered in 2010. Directors who are employed by us do not receive additional compensation for serving as directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	All Other Compensation	Total
Ken Bakshi	$91,333	$69,989	$60,005	$2,289	$223,616
Joachim Heel	$55,167	$69,989	$60,005	$1,838	$186,999
Richard A. Kassar	$77,501	$69,989	$60,005	$2,289	$209,784
Myles Klein	$55,167	$69,989	$60,005	$2,289	$187,450
John L. Manley(5)	$12,344	$47,328	$39,289	$—	$98,961
J. Thomas Presby	$84,652	$69,989	$60,005	$2,289	$216,935
Stephen K. Roddenberry	$70,167	$69,989	$60,005	$2,289	$202,450

(1)	Reflects the fee increases that were approved by the Board effective June 1, 2010.

(2)	The amounts shown in this column represent the estimated aggregate grant-date fair value of the RSU awards granted to the non-management directors each year. The estimated aggregate grant-date fair value of these awards is based on the grant-date fair market value of our common stock, as defined in the 2006 Omnibus Plan, as amended and restated, and is computed in accordance with FASB ASC Topic 718. Assumptions used in determining the aggregate grant-date fair value of RSU awards are set forth in Note 8 to the notes to the consolidated financial statements in Item 15 of our Annual Report on Form 10-K for each corresponding fiscal year.

(3)	The amounts shown in this column represent the estimated aggregate grant-date fair value of the SSAR awards granted to the non-management directors each year. The estimated aggregate grant-date fair value of these awards is based on the Black-Scholes option pricing model and is computed in accordance with FASB ASC Topic 718. Assumptions used in the Black-Scholes option pricing model are set forth in Note 8 to the notes to the consolidated financial statements in Item 15 of our Annual Report on Form 10-K for each corresponding fiscal year.

(4)	The aggregate number of stock options, RSUs, SSARs and stock units held by each non-management director at December 31, 2010 was as follows:

Name	Stock Options	RSUs	SSARs	Stock Units(a)
Ken Bakshi	—	16,679	45,085	12,441
Joachim Heel	—	13,679	21,295	—
Richard A. Kassar	—	16,679	45,085	—
Myles Klein	—	16,679	29,895
John L. Manley	—	1,749	3,387	—
J. Thomas Presby	—	16,679	45,085	12,441
Stephen K. Roddenberry	—	16,679	45,085	—

(a)	These stock units represent stock awards made to non-management directors prior to 2010 that the directors elected to defer pursuant to our Non-Employee Director Stock Deferral Plan.

(5)	Mr. Manley was elected to the Board on October 12, 2010. The fees he earned and his RSU and SSAR grants were pro-rated to reflect the commencement of his service on the Board.

Director Stock Ownership Guidelines

Each non-management director is required to accumulate, over a period of five years following election to the Board, a minimum of five times the annual fee for service on the Board, or $250,000, in our common stock. All of our directors have achieved stock ownership levels in excess of the amount required with the exception of Mr. Manley who joined the Board in October 2010. Vested RSUs and stock units that a director has elected to defer until retirement are included in the calculation of whether the minimum ownership requirement has been achieved.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers in 2010. A summary of the background and experience of each executive officer, other than Messrs. Stebbins and Kasbar, is set forth in the paragraphs following the table. The background and experience of Messrs. Stebbins and Kasbar are described above in the section titled “Proposal No. 1—Election of Directors.” All executive officers serve at the discretion of the Board.

Name and Position	Age	Year First Became Executive Officer
Paul H. Stebbins Chairman of the Board and Chief Executive Officer	54	1995

Michael J. Kasbar Director, President and Chief Operating Officer	54	1995

Ira M. Birns Executive Vice President and Chief Financial Officer	48	2007

Michael S. Clementi Aviation Segment President, World Fuel Services, Inc.(1)	49	1998

Francis X. Shea Executive Vice President and Chief Risk and Administrative Officer	70	2001

(1)	World Fuel Services, Inc. is our principal domestic operating subsidiary.

IRA M. BIRNS assumed the duties of Executive Vice President and Chief Financial Officer in April 2007. From August 2004 to March 2007, Mr. Birns served as Vice-President and Treasurer and Vice President—Investor Relations of Arrow Electronics, Inc., a NYSE company and electronics distributor. From May 2002 until August 2004, he served as Vice President and Treasurer of Arrow Electronics, Inc. Prior thereto and from 1996, he served as Treasurer of Arrow Electronics, Inc. He was Assistant Treasurer of Arrow Electronics, Inc. from 1989 to 1996.

MICHAEL S. CLEMENTI has served as Aviation Segment President of World Fuel Services, Inc., our principal domestic operating subsidiary, since April 1998. From August 1994 to March 1998, he served as Senior Vice President of World Fuel Services, Inc.

FRANCIS X. SHEA was appointed Chief Risk and Administrative Officer on January 13, 2005 and has served as an Executive Vice President since September 2001. From June 2006 to April 2007, Mr. Shea served as our Interim Chief Financial Officer. He previously served as our Chief Financial Officer from July 2002 to January 2005. From September 1999 to August 2001, he served as director and senior advisor for the Center for Business and Advisory Services, an affiliate of Arthur Andersen, based in Jakarta, Indonesia, that provided consulting and financial services. He served as the Jakarta, Indonesia representative of our marine fuel services subsidiaries from January 1999 to December 1999. From February 1991 to December 1994, he also served as President and Chief Operating Officer of Trans-Tec Services, Inc., a marine fuel services business acquired by us in 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock and stock units, as of April 1, 2011, by (i) each person known to us to beneficially own more than 5% of our outstanding common stock; (ii) our named executive officers for the fiscal year ended December 31, 2010; (iii) each director and nominee for director and (iv) all of the executive officers and directors as a group. Except as shown in the table, no other person is known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise stated, all shares are held with sole dispositive and voting power.

	Common Stock Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares of Common Stock Owned(3)(4)		Number of Shares of Common Stock from Options or SSARs Exercisable Within 60 Days(5)	Number of Shares of Common Stock Represented by Stock Units Owned or RSUs Vesting Within 60 Days(6)	Percent(7)
Holding more than 5%:

BlackRock, Inc.(8)	5,397,355		—	—	7.6%
Ameriprise Financial, Inc.(9)	3,693,013		—	—	5.2%

Named executive officers and directors:
Paul H. Stebbins	778,203		20,486	—	1.1%
Michael J. Kasbar	1,067,308	(10)	61,458	—	1.6%
Ira Birns	84,076		22,088	—	*
Michael S. Clementi	103,204		67,879	—	*
Francis X. Shea	302,008		11,636	—	*
Ken Bakshi	16,290		24,664	29,133	*
Joachim Heel	—		9,846	13,679	*
Richard A. Kassar	24,048		24,664	16,679	*
Myles Klein	28,456		13,929	16,679	*
John L. Manley	—			1,749	*
J. Thomas Presby	6,365		24,664	29,133	*
Stephen K. Roddenberry	8,000		24,664	16,679	*
All executive officers and directors as a group (12 persons)	2,417,958		307,097	123,731	4.0%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o World Fuel Services Corporation, 9800 Northwest 41st Street, Suite 400, Miami, Florida 33178.

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of April 1, 2011 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)	The number of shares shown includes shares that are individually or jointly owned, shares over which the individual has either sole or shared investment or voting power, and shares owned by members of the individual’s family that reside in the same home as the individual.

(4)	This column includes restricted stock held by the named executive officers that has not vested. The named executive officers may vote the restricted stock but may not transfer the shares or receive dividends prior to vesting. The only named executive officer with unvested restricted stock is Mr. Birns. Mr. Birns has 4,000 shares of performance-related restricted stock that will vest in 2012 if earned.

(5)	This column reflects the number of shares that could be purchased or received pursuant to options and SSARs exercisable at April 1, 2011 or within 60 days thereafter under our Omnibus Plan. The number of shares of common stock that could be obtained from SSARs is estimated by (a) multiplying the number of outstanding SSARs which can be exercised within 60 days of April 1, 2011, by the difference between the closing price of our common stock on April 1, 2011 ($40.41) and the SSAR exercise price and (b) dividing such number by $40.41. The named executive officers have the following number of outstanding SSARs exercisable within 60 days of April 1, 2011:

SSARs
Paul H. Stebbins	33,334 shares
Michael J. Kasbar	100,000 shares
Ira M. Birns	37,858 shares
Michael S. Clementi	100,000 shares
Francis X. Shea	17,142 shares

All named executive officers	288,334 shares

(6)	This column reflects stock units relating to stock grants that were deferred pursuant to our Non-Employee Director Stock Deferral Plan and RSUs granted to non-management directors pursuant to the Omnibus Plan that will vest within 60 days of April 1, 2011.

(7)	The percentages shown are based on 70,655,403 shares of common stock issued and outstanding on April 1, 2011, adjusted, where appropriate, for shares of stock beneficially owned, but not yet issued.

(8)	Based on information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2011, BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, is the beneficial owner of 5,397,355 shares of our outstanding common stock.

(9)	Based on information disclosed in a Schedule 13G filed with the SEC on February 11, 2011, Ameriprise Financial, Inc. and a subsidiary, 145 Ameriprise Financial Center, Minneapolis, MN, 55474, are the beneficial owners of 3,693,013 shares of our outstanding common stock. Ameriprise Financial, Inc. is a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and the subsidiary is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act.

(10)	Includes 665,110 shares that were pledged as collateral for a personal loan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Based solely on a review of such reports that were filed with the SEC, all filings required of directors and executive officers and persons who own more than 10% of our common stock in 2010 were made on a timely basis except that John L. Manley inadvertently failed to timely file a Form 3 upon joining the Board in October 2010 and a Form 4 to report the grant of RSU and SSAR awards for service as a non-management director.

COMPENSATION OF EXECUTIVE OFFICERS

The following Compensation Discussion and Analysis contains statements regarding future individual and Company performance goals. These performance goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

This section discusses and analyzes our executive compensation policies and principles for our named executive officers and describes the compensation provided to these named executive officers in 2010. For 2010, our named executive officers were Paul H. Stebbins, Michael J. Kasbar, Ira M. Birns, Michael S. Clementi and Francis X. Shea.

Executive Summary

The Company expects to create exceptional shareholder value by achieving above-average growth and profitability. Our unique business model involves a minimal amount of fixed assets and entails high variability in business conditions. Thus, sustained earnings growth is driven almost entirely by the quality and performance of management, making the need for appropriate recognition and rewards especially critical. However, high variability in business conditions makes it difficult to set specific, quantitative goals for long-term earnings growth. In addition, high quality executive talent with the experience and capabilities upon which our growth and profitability is dependent is scarce. In light of these difficulties, the Compensation Committee continually reviews our executive compensation programs in order to assess whether the programs are (i) effective in attracting, motivating, rewarding and retaining the exceptional management talent required to achieve above-average growth and profitability, (ii) strongly linked to performance in creating shareholder value and (iii) reasonable relative to the level of shareholder value thereby created.

The Compensation Committee strives to set named executive officer pay that is reasonable in relation to financial performance. For Messrs. Stebbins, Kasbar, Birns and Shea, financial performance is measured by growth in our net after-tax income, or U.S. GAAP net income. Mr. Clementi’s compensation is determined under a separate program that measures financial performance by the net operating income growth of the Company’s Aviation Segment (“Growth in Aviation NOI”), of which he is President.

In 2010, the Compensation Committee chose to maintain the comprehensive incentive award compensation approach it adopted in 2009 for Messrs. Stebbins, Kasbar, Birns and Shea. This approach provides these four named executive officers a portion of the net after-tax income created at each performance level or level of net after-tax income growth. As performance goes up (i.e. higher levels of net after-tax income growth are achieved), the portion of the net after-tax income earned by these four named executive officers also goes up (i.e. the slope of the incentive payouts at each growth level is curvilinear, which is why we refer to that slope as the “incentive payout curve”). In addition, as the incentive awards that may be earned by these four named executive officers increase, an increasing portion of the incentive awards is provided as equity-based incentive awards with retention requirements, and a decreasing portion is provided as cash incentive awards. The Committee chose to divide the incentive awards between cash and equity-based awards in order to keep a significant portion of named executive officer pay at risk until the sustainability of Company performance has been tested over some reasonable period of time.

Under the 2010 program, if the Company achieved at least 3% net after-tax income growth, Messrs. Stebbins, Kasbar, Birns and Shea were each eligible to receive (absent the exercise of negative discretion by the Compensation Committee) annual cash incentive awards and performance-related equity-based awards (11% for equity-based awards in the case of Mr. Birns), depending on the level of growth achieved. Mr. Clementi was eligible to receive programmatic annual cash and equity-based incentive awards based on the achievement of specified levels of Growth in Aviation NOI in 2010.

In 2010, our year-over-year net after-tax income growth was 25.4% which resulted in Messrs. Stebbins, Kasbar, Birns and Shea each earning (i) the annual cash incentive awards shown on page 33 and (ii) the performance-related restricted stock awards shown on pages 35-37. The year-over-year Growth in Aviation NOI was 42.6%, which earned Mr. Clementi (i) the annual cash incentive award shown on page 33 and (ii) the performance-related restricted stock unit, or RSU, award shown on page 37. In addition, based on year-over-year net after-tax income growth, each of the five named executive officers earned the allocated 2010 tranche of the mega-grant performance-related restricted stock awards granted to them in 2006 (2007 in the case of Mr. Birns) shown on page 35.

The overall compensation program for our named executive officers includes the following components:*

Compensation Element	Objective	Key Features
Base Salary	Provide a competitive level of cash compensation for performing management job responsibilities	Designed to be competitive given an individual’s experience, tenure, capacity for growth, etc. but not to be the primary means of recognizing talent and performance

Annual Cash Incentive Awards	Motivate and reward management’s achievement of annual growth in profitability	Programmatic cash payments (absent the exercise of negative discretion by the Compensation Committee) dependent on the degree of achievement of specified levels of annual growth in the Company’s net after-tax income (Growth in Aviation NOI in the case of Mr. Clementi)

Performance-Related Equity-Based Awards	Align management interests with those of shareholders, promote retention, motivate and reward achievement of sustainable earnings growth

Programmatic performance-related equity-based awards (absent the exercise of negative discretion by the Compensation Committee) dependent on the degree of achievement of specified levels of annual growth in the Company’s net after-tax income (Growth in Aviation NOI in the case of Mr. Clementi) and vesting based upon continued service

Benefits and Perquisites	Retain highly qualified executives over the course of their careers	Participation in 401(k) plan and health, short-term disability and term life insurance plans on the same terms as all employees and country club memberships for business meetings and entertainment

*	This does not include sign-on awards or discretionary awards that the Compensation Committee may grant from time to time.

The following pie charts illustrate the Compensation Committee’s policy that the portion of pay that is performance-based should increase with the executive’s role in contributing to our success. The pie charts show the base salary, incentive compensation and benefits and perquisites paid to each of our named executive officers in the manner it was considered by the Compensation Committee (see Alternate Summary Compensation Table on page 38 for more information). The performance-based compensation represents the actual payments made to the named executive officers as a result of 2010 performance.

Stebbins / Kasbar

12%
1%
42%
45%

Michael S. Clementi

13%
1%
49%
37%

Ira M. Birns

23%
2%
45%
30%

Francis X. Shea

24%
44%
1%
31%

LEGEND

Fixed Compensation

- Base Salary
- Benefits & Perks

Performance-Based Compensation

- Annual Cash Incentive Award
- Performance-Related Equity-Based Awards

Executive Compensation Philosophy

The Compensation Committee has designed our executive compensation programs based on the following principles:

•	Our executive compensation programs should be strongly linked to our performance in creating shareholder value.

•	Our executive compensation programs should be reasonable relative to the level of shareholder value created.

•	Our executive compensation programs should be transparent to shareholders through clear disclosure.

•	Our executive compensation programs should be simple and easy for both executives and the Compensation Committee to understand and administer.

•	Our compensation programs should be effective in attracting, motivating, rewarding and retaining the exceptional management talent that is required to achieve above-average growth and profitability.

•

Since there are very few comparable publicly-held companies against which to accurately measure our performance and executive compensation with any precision, our incentive compensation programs should be based upon our performance against our periodic business goals rather than performance measurement in relation to any peer group.

•	Because high variability in business conditions makes it difficult to choose and set long-term performance goals, our performance should be measured and rewarded primarily over annual periods.

•

In order to promote retention of our named executive officers and provide further incentive for creating shareholder value, executives should be required to provide services over multi-year periods in order to vest in equity-based awards.

Role of Compensation Committee and Management in Executive Compensation

The Compensation Committee, which is comprised entirely of independent directors and is advised by independent compensation consultants retained by the Compensation Committee, establishes and oversees our executive compensation programs to ensure that they reflect our executive compensation philosophy. In determining individual compensation, the Compensation Committee assesses each named executive officer’s responsibilities and roles with respect to overall corporate policy-making and strategy, management, operations and administration, the importance of retaining the executive and the executive’s length of service.

The Compensation Committee establishes and approves the compensation of our Chief Executive Officer and our Chief Operating Officer after careful consideration of our growth and profitability and relevant business conditions. The Compensation Committee also reviews and approves the compensation of other named executive officers based upon the written individual performance evaluations by the Chief Executive Officer and the Chief Operating Officer.

The Compensation Committee also annually reviews the nature, amounts, award terms and mix of all elements of the named executive officers’ compensation, both separately, for internal consistency, and in the aggregate, to ensure that our executive compensation programs are:

•	effective in attracting, motivating, rewarding and retaining the exceptional management talent required to achieve above-average growth and profitability;

•	strongly linked to performance in creating shareholder value through continued Company growth and profitability; and

•	reasonable relative to the level of shareholder value thereby created.

The Compensation Committee also reviews comprehensive tally sheets to ensure that it is fully informed of all the compensation and benefits the named executive officer has received as an employee of the Company when making decisions regarding current compensation. The tally sheets include the aggregate amounts realized from prior years’ compensation and the current value (as compared to the grant date value) of outstanding equity awards and of the named executive officers’ shareholdings in the Company (what some commentators call an “accumulated wealth analysis”). However, the Compensation Committee does not specifically use the tally sheets or accumulated wealth analysis as a material factor in determining the named executive officer’s compensation for a given year.

The Compensation Committee strongly believes that:

•	value realized on prior years’ compensation from stock appreciation is the reward for the executive officer’s work over that period and the achievement of our long-term goals;

•

to reduce current year compensation because an executive has realized gains based on a desired creation of shareholder value, or otherwise to give significant weight to an accumulated wealth analysis when making decisions regarding current compensation, is counterproductive and poses an unnecessary risk to shareholder value; and

•

in order to maintain the best group of executives to lead the Company, we need to provide a compensation package each year that represents a fair and reasonable reward for the Company’s performance that year and the executive’s role in it.

Following these reviews and assessments, the Compensation Committee determines what it believes to be appropriate current year compensation packages for named executive officers, with the exception of Mr. Clementi whose compensation package was established in connection with his new employment agreement that was entered into 2008. This process is subjective and involves the exercise of discretion and judgment. The Compensation Committee does not use a formula in which stated factors or their interrelationships are quantified and weighted (either in general or as to each named executive officer).

By the end of the first quarter of each year, the Compensation Committee holds discussions with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as part of our business planning process, taking into account such relevant factors as our recent and historical growth, profitability, stock price, current and expected business conditions and cost of capital. Based on these discussions, the Compensation Committee determines the levels of annual cash incentive awards and performance-related equity-based awards that would make the total compensation of Messrs. Stebbins, Kasbar, Birns and Shea reasonable in relation to the levels of shareholder value created at each level of Company performance for that year. However, the Compensation Committee has the discretion to decrease any annual cash incentive award or performance-related equity-based award in accordance with the terms of the Company’s 2008 Executive Incentive Plan (the “EIP”) and 2006 Omnibus Plan, as amended and restated (the “Omnibus Plan”).

Independent Compensation Consultants

In 2010, the Compensation Committee used two independent compensation consultants: Independent Compensation Committee Adviser, LLC (“ICCA”) and Mr. John R. Benbow. ICCA has been providing consulting services to the Compensation Committee since January 2004 and was engaged directly by the Compensation Committee to provide ongoing advice with respect to our compensation programs for our named executive officers. ICCA assists the Compensation Committee in identifying key issues, reviews and comments upon all plans, agreements or other documents the Compensation Committee is asked to adopt or approve, reviews reports, explains relevant information, provides feedback to the Compensation Committee and attends meetings of the Compensation Committee. Mr. Benbow served as Chairman of the Compensation Committee until his retirement from the Board in May 2007 and was thereafter engaged directly by the Compensation Committee to assist the Compensation Committee in the fulfillment of its duties and responsibilities and to provide ongoing advice with respect to our compensation programs for our named executive officers. ICCA and Mr. Benbow reported directly and exclusively to the Compensation Committee and did not provide services to management. ICCA and Mr. Benbow, following his retirement from the Board and engagement as a compensation consultant, have not performed other services for the Company unrelated to executive compensation and non-employee director compensation.

2010 Compensation Program for Messrs. Stebbins, Kasbar, Birns and Shea

In 2008, management achieved very significant year-over-year net after-tax income growth (62%) that would not have been adequately rewarded by the programmatic annual cash incentive awards under the 2008 compensation program. As a result of this occurrence, and after taking into account the changing complexity of the Company and the changing landscape for future employment and earnings opportunities, the Compensation Committee conducted a comprehensive review of the compensation program for Messrs. Stebbins, Kasbar, Birns and Shea in 2009. The guiding principles in the Compensation Committee’s review were to:

•	maintain a strong commitment to our pay-for-performance philosophy that would be sustainable over the long-term;

•

acknowledge the value of maintaining a large organization by providing attractive and competitive compensation opportunities in modest growth scenarios and more aggressive upside opportunities when significant growth is attained;

•	provide the named executive officers a portion of the incremental value created at each level of growth that is achieved;

•	increase the equity portion of the incentive award payouts as greater growth is achieved; and

•	limit the aggregate total compensation of named executive officers to a specified percentage of the Company’s net after-tax income at any level of growth.

Based on the results of such review, the Compensation Committee decided that the 2008 compensation program did not provide adequate incentive or reward to management for achieving extraordinary earnings growth. Accordingly, in 2009, the Compensation Committee established a comprehensive incentive compensation award approach that provides these four named executive officers a portion of the net after-tax income created at each performance level or level of net after-tax income growth. As performance goes up (i.e. higher levels of net after-tax income growth are achieved), the portion of the net after-income earned by these four named executive officers also goes up (i.e. the slope of the incentive payouts at each growth level is curvilinear, which is why we refer to that slope as the “incentive payout curve”). In addition, as the incentive awards that may be earned by these four named executive officers increase, an increasing portion of the incentive awards is provided as equity-based incentive awards with retention requirements, and a decreasing portion is provided as cash incentive awards. The Committee chose to divide the incentive awards between cash and equity-based awards in order to keep a significant portion of named executive officer pay at risk until the sustainability of Company performance has been tested over some reasonable period of time.

In 2010, the Compensation Committee reviewed the compensation program for these four executives using the guiding principles discussed above and approved the following compensation program for 2010:

•	2010 base salaries for all five named executive officers remained at 2009 levels;

•

the comprehensive incentive compensation award approach established in 2009 was maintained and provided that Messrs. Stebbins, Kasbar, Birns and Shea were each eligible to receive programmatic annual cash incentive and performance-related equity-based incentive awards under the following terms;

•

the Company had to achieve at least 3% (versus 5% in 2009) net after-tax income growth (the Company had to achieve at least 11% net after-tax income growth for Mr. Birns to earn an equity-based award);

•	the maximum net after-tax income growth that would be rewarded under the program was 33% for Messrs. Stebbins and Kasbar and 34% for Messrs. Birns and Shea (versus 45% in 2009);

•

the Compensation Committee would determine on a case-by-case basis the extent of recognition of after-tax net income derived from companies acquired by mergers or other corporate transactions and the manner of recognition, for purposes of incentive awards;

•

the Compensation Committee reserved the right to exercise negative discretion on the programmatic incentive awards in accordance with the terms of the EIP and the Omnibus Plan, as deemed appropriate by the Compensation Committee such as when there is a disconnect between total shareholder return and compensation;

•

total direct compensation (base salary, annual cash incentive award and performance-based equity award) for 2010 under the program was capped at $6,000,000 for Messrs. Stebbins and Kasbar, $2,500,000 for Mr. Birns and $1,750,000 for Mr. Shea, which did not change from 2009.

Clementi Compensation Program

Under the separate compensation program that was established by the Compensation Committee in March 2008 for Mr. Clementi, he is eligible to receive cash and equity-based incentive awards (in the form of RSU awards) based on the performance of the Company’s Aviation Segment, of which he is President. When the Compensation Committee adopted the program in 2008, it established a formula under which Mr. Clementi receives a percentage of the net operating income of the Aviation Segment that varies according to the achievement of specified levels of Growth in Aviation NOI starting at 1% Growth in Aviation NOI up to a maximum of 59%. Under the program, Growth in Aviation NOI is calculated as the percent of growth above a baseline net operating income established at the beginning of the year. The baseline net operating income for a particular year is the final net operating income of the Aviation Segment for the preceding year, adjusted to reflect the annualized net operating income of any businesses acquired in the preceding year. At year end, the final net operating income of the Aviation Segment, which may be further adjusted either positively or negatively to reflect any year-over-year increase or decrease in working capital (“Aviation NOI”), is used to determine the level of growth over the baseline net operating income.

After subtracting Mr. Clementi’s base salary from the total compensation calculated under the program, any balance is allocated to his annual cash incentive award. In the event Mr. Clementi’s total compensation under the program for a particular calendar year exceeds $1 million, the excess amount is allocated 50% to an annual cash incentive award and 50% to a performance-related RSU award (50% of which will vest on the third anniversary of the grant date and 50% of which will vest on the fourth anniversary of the grant date). Mr. Clementi’s compensation under the program for any calendar year is capped at $5,000,000, and the maximum positive impact from any acquisitions in the calendar year in which such acquisitions are completed may not exceed $750,000. For any calendar year in which Growth in Aviation NOI is zero or negative, Mr. Clementi will not receive an annual cash incentive award or performance-related RSU award (although as described below under the heading “Performance-Related Equity-Based Awards,” he may be entitled to earn all or a part of the relevant year’s tranche of the mega-grant performance-related restricted stock awards that were made in 2006, which were dependent upon net after-tax income growth), and, for any calendar year in which the Growth in Aviation NOI is negative, the total compensation calculation for the following calendar year will be negatively impacted by lowering the percentages of net operating income paid out at each level of Growth in Aviation NOI achieved for that year.

Components of Executive Compensation Program

In 2010, our executive compensation program for our named executive officers consisted of the following five elements:

(1)	base salary;

(2)	annual cash incentive awards;

(3)	performance-related equity-based awards;

(4)	benefits; and

(5)	perquisites.

The Compensation Committee determined the amounts that could be earned for each of the five elements of our 2010 executive compensation program in accordance with our pay-for-performance philosophy. Base salary was the only fixed portion of the named executive officers’ compensation (aside from standard benefits and minimal perquisites) and represented the smallest portion of their total compensation. We do not provide any pension or other defined benefit retirement plans. The 2010 base salaries of all of the named executive officers ranged from 16% to 31% of the maximum cash compensation that each executive could earn if the maximum performance levels were achieved. The rest of the compensation for the named executive officers (consisting of annual cash incentive and performance-related equity-based awards) was variable and designed to share with the named executive officers a portion of the Company’s net after-tax income (Aviation NOI in the case of Mr. Clementi) at each level of growth that is achieved. As higher growth levels are achieved, the equity portion of the incentive award payouts increases while the cash portion decreases accordingly.

The following sections describe each of the five individual elements of our executive compensation program for 2010.

Base Salary

Base salary is reviewed, but not necessarily increased, annually by the Compensation Committee. The Compensation Committee believes that providing competitive base salaries for performing management job responsibilities is necessary to attract, retain and motivate executives but should not be the primary means of recognizing their talent and performance. The Compensation Committee considers the individual’s responsibilities, experience, tenure and capacity for growth when determining the base salary for each named executive officer. There were no base salary increases in 2010 for our named executive officers.

Annual Cash Incentive Awards

Our named executive officers are eligible for annual cash incentive awards under the EIP, which is administered by our Compensation Committee. Under the 2010 compensation program for Messrs. Stebbins, Kasbar, Birns and Shea, the Compensation Committee set the performance goals of achievement of specified levels of year-over-year growth in our net after-tax income for the 2010 annual cash incentive awards of Messrs. Stebbins, Kasbar, Birns and Shea using an incentive payout curve. Under the terms of the EIP, the Compensation Committee has the discretion to decrease or eliminate an annual cash incentive award. Under Mr. Clementi’s compensation program, his performance goals were based on the achievement in 2010 of specified levels of year-over-year Growth in Aviation NOI pursuant to his separate compensation program. The Compensation Committee used these performance metrics because it believes that sustained earnings growth is fundamental to creating shareholder value.

For 2010, the award percentages for the annual cash incentive awards that could have been earned by Messrs. Stebbins, Kasbar, Birns and Shea in 2010 based upon the threshold and maximum performance goals for the percentage growth in our net after-tax income and the actual growth percentages and award payouts were as follows:

2010 Annual Cash Incentive Awards

Growth in Net After-Tax Income(1)
	3%	33-34%(2)	25.4%

Executive	Threshold(3)	Maximum(3)	Actual(3)
Paul H. Stebbins, Chairman of the Board and Chief Executive Officer	$50,000 (9%)	$2,433,927 (423%)	$2,012,450 (350%)

Michael J. Kasbar, Director, President and Chief Operating Officer	$50,000 (9%)	$2,433,927 (423%)	$2,012,450 (350%)

Ira M. Birns, Executive Vice President and Chief Financial Officer	$50,000 (11%)	$1,039,761 (231%)	$865,195 (192%)

Francis X. Shea, Executive Vice President and Chief Risk and Administrative Officer	$13,333 (4%)	$722,816 (222%)	$597,294 (184%)

(1)	For each percentage of net after-tax income growth achieved, the portion of incremental net after-tax income that would be paid to the named executive officer (as a combination of an annual cash incentive award and an equity-based award) was approximately: 0.10-0.12% for Messrs. Stebbins and Kasbar, 0.03-0.05% for Mr. Birns and 0.02-0.03% for Mr. Shea. For net after-tax income growth that fell between two percentage points, the executive would earn a portion of net-after tax income based upon the incentive payout curve established by the Compensation Committee.

(2)	The maximum performance goal for Messrs. Stebbins and Kasbar was 33% growth in net after-tax income while the maximum performance goal for Messrs. Birns and Shea was 34% growth.

(3)	The threshold, maximum and actual award payouts are shown in dollar amounts and (in parentheses) as percentages of the base salary of the named executive officer.

In 2010, the year-over-year Growth in Aviation NOI was 42.6%. Under Mr. Clementi’s program, this entitled him to receive total compensation equal to 3.38% of the Aviation NOI for 2010, or $3,637,078. After subtracting Mr. Clementi’s base salary of $500,000 from the calculated compensation, the balance of $3,137,078 was allocated to his annual incentive award. Because Mr. Clementi’s compensation for 2010 exceeded $1 million, $500,000 was allocated to his annual cash incentive award and the remaining $2,637,078 was allocated 50% to his annual cash incentive award and 50% to a performance-related RSU award. As a result, Mr. Clementi received a total annual cash incentive award of $1,818,539. Additional information regarding the 2010 annual cash incentive awards can be found in the Grants of Plan-Based Awards Table on page 44 and the related footnotes.

Performance-Related Equity-Based Awards

Our named executive officers are eligible to receive grants of performance-related equity-based awards pursuant to our Omnibus Plan, which is administered by our Compensation Committee. The Compensation Committee believes that such performance-related equity-based awards are appropriate long-term incentive compensation vehicles for our executives because they promote retention of our executives and provide further long-term incentives for creating shareholder value. Under the terms of the Omnibus Plan, the Compensation Committee has the discretion to reduce the amount of any performance-related equity-based award.

Under both the 2010 compensation program for Messrs. Stebbins, Kasbar, Birns and Shea and the separate compensation program applicable to Mr. Clementi, there were two types of performance-related equity-based awards that the five named executive officers were eligible to earn for 2010:

•

the tranche of the mega-grant performance-related restricted stock awards that were made in 2006 (2007 in the case of Mr. Birns) that had been allocated to the year 2010, which were dependent upon the achievement in 2010 of 11.5% to 21% growth in the Company’s net after-tax income, and

•	additional performance-related equity awards as follows:

•

in the case of Messrs. Stebbins, Kasbar, Birns and Shea, additional performance-related restricted stock awards, which were dependent on the achievement in 2010 of greater than 3% (11% for Mr. Birns) growth in the Company’s net after-tax income up to a maximum of 33% for Messrs. Stebbins and Kasbar and a maximum of 34% for Messrs. Birns and Shea;

•

in the case of Mr. Clementi, a portion of his annual incentive award is allocated as a performance-related RSU award (as described above under “Annual Cash Incentive Awards”) and is dependent on the achievement in 2010 of specified levels of year-over-year Growth in Aviation NOI.

The Compensation Committee chose to award restricted stock for the additional performance-related equity awards for Messrs. Stebbins, Kasbar, Birns and Shea in order to comply with the requirements under Section 409A of the Internal Revenue Code. These restricted stock awards will vest one-third ratably on the first, second and third anniversary of the grant date.

The mega-grants of performance-related restricted stock awards made to Messrs. Stebbins, Kasbar, Clementi and Shea in 2006 provided that a maximum of 20% of the awarded restricted stock could be earned during each of the five calendar years from January 1, 2006 through December 31, 2010, based upon the achievement of 11.5% to 21% growth in the Company’s net after-tax income for that year. Shares which were not earned in a particular year were forfeited. The Compensation Committee set the performance goals for each of the calendar years in the five-year performance period in 2006 and had no discretion to alter them. The shares of performance-related restricted stock granted in 2006 that were earned each year vested on March 21, 2011. This five year service-based cliff vesting schedule provided an incentive for the executive to remain employed by us throughout the vesting period.

Mr. Birns also received a mega-grant of performance-related restricted stock in 2007, which is subject to the same terms and performance goals described above for the 2006 mega-grant performance-related restricted stock awards to our other named executive officers, with the exception that the performance period for Mr. Birns’ grant is each of the five calendar years from January 1, 2007 through December 31, 2011 and any shares that are earned in 2011 will not vest unless Mr. Birns continues to be employed by us through the later of: (i) the date after December 31, 2011, on which the Compensation Committee certifies in writing, based upon the Company’s audited financial statements, the extent to which the requisite growth in net after-tax income has been achieved for 2011 or (ii) March 21, 2012.

The portion of the 2010 tranche of the mega-grant performance-related restricted stock awards that could have been earned by the named executive officers based upon the threshold, target and maximum performance goals from 11.5% to 21% growth in the Company’s net after-tax income and the number of shares of restricted stock that were earned by the named executive officers based on the Company’s achievement of 25.4% growth the Company’s net after-tax income in 2010 were as follows:

2010 Tranche of Multi-Year Performance-Related Restricted Stock Grants(1)

	Growth in Net After-Tax Income(2)
	11.5%	16.5%	21%	25.4%

Executive	Threshold	Target	Maximum	Actual
Paul H. Stebbins, Chairman of the Board and Chief Executive Officer	3,950	8,826	13,710	13,710

Michael J. Kasbar, Director, President and Chief Operating Officer	3,950	8,826	13,710	13,710

Ira M. Birns, Executive Vice President and Chief Financial Officer	1,144	2,570	4,000	4,000

Michael S. Clementi, Aviation Segment President, World Fuel Services, Inc.	1,400	3,126	4,848	4,848

Francis X. Shea, Executive Vice President and Chief Risk and Administrative Officer	650	1,460	2,272	2,272

(1)	All share amounts reflect the 2-for-1 stock split effected on December 7, 2009.

(2)	Earned performance-related restricted stock for net after-tax income growth that fell between the identified performance goals would have been prorated based upon a linear interpolation established by the Compensation Committee.

In addition to the 2010 tranche of mega-grant restricted stock awards discussed above, Messrs. Stebbins, Kasbar, Birns and Shea were eligible to receive additional performance-related restricted stock awards with grant date values corresponding to a percentage of base salary based on (i) 3% to 33% growth in the Company’s net after-tax income for Messrs. Stebbins and Kasbar, (ii) 11% to 34% growth in net-after tax income for Mr. Birns and (iii) 3% to 34% growth in the Company’s net after-tax income for Mr. Shea.

The grant date values of the threshold and maximum performance-related restricted stock awards that could have been earned by Messrs. Stebbins, Kasbar and Shea at 3% and 33-4% net income growth were as follows and the grant date values of the restricted stock that was earned by these three named executive officers based on the Company’s achievement of 25.4% growth in 2010 were as follows:

2010 Performance-Related Restricted Stock Awards

Growth in Net After-Tax Income(1)
	3%	33-34%(2)	25.4%

Executive	Threshold(3)	Maximum(3)	Actual(3)
Paul H. Stebbins, Chairman of the Board and Chief Executive Officer	$100,000 (17%)	$2,700,078 (469%)	$1,572,639 (273%)

Michael J. Kasbar, Director, President and Chief Operating Officer	$100,000 (17%)	$2,700,078 (469%)	$1,572,639 (273%)

Francis X. Shea, Executive Vice President and Chief Risk and Administrative Officer	$26,667 (8%)	$659,970 (203%)	$346,474 (106%)

(1)	For each percentage of net after-tax income growth achieved, the portion of incremental net after-tax income that would be paid to the named executive officer (as a combination of an annual cash incentive award and an equity-based award) was approximately: 0.10-0.12% for Messrs. Stebbins and Kasbar and 0.02-0.03% for Mr. Shea. For net after-tax income growth that fell between two percentage points, the executive would earn a portion of net-after tax income based upon the incentive payout curve established by the Compensation Committee.

(2)	The maximum performance goal for Messrs. Stebbins and Kasbar was 33% growth in net after-tax income while the maximum performance goal for Messrs. Birns and Shea was 34% growth.

(3)	The threshold, maximum and actual award payouts are shown in dollar amounts and (in parenthesis) as percentages of the base salary of the named executive officer.

The grant date values of the threshold and maximum performance-related restricted stock awards that could have been earned by Mr. Birns at 11% and 34% net income growth were as follows and the grant date value of the restricted stock that was earned by Mr. Birns based on the Company’s achievement of 25.4% net after-tax income growth in 2010 was as follows:

2010 Performance-Related Restricted Stock Award

	Growth in Net After-Tax Income(1)
	11%	34%	25.4%

Executive	Threshold(2)	Maximum(2)	Actual(2)
Ira M. Birns, Executive Vice President and Chief Financial Officer	$20,231 (4%)	$919,419 (204%)	$387,386 (86%)

(1)

For each percentage of net after-tax income growth achieved, the portion of incremental net after-tax income that would be paid to Mr. Birns (as a combination of an annual cash incentive award and an equity-based award) was approximately 0.03-0.05%. For net after-tax income growth that fell between two percentage points, the executive would earn a portion of net-after tax income based upon the incentive payout curve established by the Compensation Committee.

(2)	The threshold, maximum and actual award payouts are shown in dollar amounts and (in parenthesis) as percentages of Mr. Birns’ base salary.

Under Mr. Clementi’s compensation program, if his compensation for any calendar year exceeds $1 million, the amount in excess of $1 million is allocated 50% to an annual cash incentive award and 50% to a performance-related RSU award. As discussed above in “Annual Cash Incentive Awards,” Mr. Clementi’s compensation under the program did exceed $1 million in 2010. As a result, Mr. Clementi received a performance-related equity-based award of $1,318,539 or 34,781 RSUs, 50% of which will vest on the third anniversary of the grant date and 50% of which will vest on the fourth anniversary of the grant date. Mr. Clementi’s RSU award has not been included in the Summary Compensation Table or the Grants of Plan-Based Awards Table in accordance with SEC rules but can be found in the Alternate Summary Compensation Table on page 38.

In summary, the other four named executive officers earned in 2010: (i) the maximum number of shares of the tranche of the mega-grant performance-related restricted stock awards that were made in 2006 (2007 in the case of Mr. Birns) that had been allocated to the year 2010 listed on page 35 and (ii) additional performance-related restricted stock awards discussed on page 36 in the following amounts:

Stebbins and Kasbar: 41,483 shares of restricted stock

Birns: 10,219 shares of restricted stock

Shea: 9,209 shares of restricted stock

Both of these restricted stock awards for 2010 performance for Messrs. Stebbins, Kasbar, Birns and Shea have not been included in the Summary Compensation Table or the Grants of Plan-Based Awards Table in accordance with SEC rules but can be found in the Alternate Summary Compensation Table on page 38.

Benefits and Perquisites

In keeping with our pay-for-performance philosophy, only limited standard benefits and perquisites are provided to our named executive officers as described below in order for us to be successful in attracting and retaining executives. The total amount of benefits and perquisites provided to the named executive officers during 2010 was only a small percentage of each named executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 42 under “All Other Compensation” and related footnotes.

Retirement and Deferred Compensation

We maintain the World Fuel Services Corporation 401(k) Profit Sharing Plan, or our 401(k) Plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions. The 401(k) Plan allows eligible employees to elect to contribute a percentage of their eligible compensation on a pre-tax basis, up to the maximum dollar amounts permitted by law. In 2010, the maximum employee elective contribution to the 401(k) Plan was $16,500, plus an additional $5,500 for employees who were at least 50 years old in 2010. Eligible compensation generally means all wages, salaries and fees for services from us. Matching contributions under the 401(k) Plan are discretionary. For 2010, we matched 50% of the first 3% of eligible compensation that each eligible participant elected to contribute to the 401(k) Plan. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests immediately.

We do not maintain any non-qualified deferred compensation plan or supplemental executive retirement plan for our named executive officers. However, the prior employment agreements in effect for Messrs. Stebbins and Kasbar provided that any bonuses payable to either of them that would not be deductible under Section 162(m) for the year earned would be deferred until a fiscal year in which they would be deductible. Payment of the deferred bonus would be made in all events in the year in which the executive’s employment terminates. Any amount deferred in this manner is being credited with interest at the prime rate as published in the Wall Street Journal. Please refer to the Non-Qualified Deferred Compensation Table on page 47 for more information.

Other Benefits and Perquisites

Our named executive officers are eligible for the same health and welfare benefits as are available to all of our eligible employees during active employment. These benefits include medical, dental, vision, short-term and long-term disability and up to $300,000 of term life insurance and accidental death and dismemberment coverage. We pay the entire cost of coverage for short-term disability and term life insurance and a portion of the cost of coverage for medical insurance for the named executive officers and their covered dependents.

Messrs. Stebbins, Kasbar, Birns and Clementi are also provided with a country club membership to be used for business entertainment purposes and to facilitate business meetings.

Other Compensation

In March 2010, the Compensation Committee awarded Mr. Birns the following equity award in order to recognize and reward his outstanding contributions since joining the Company, to retain and further motivate him to achieve long-range goals and to further align his interests with those of the Company’s shareholders and thereby promote the long-term financial interest of the Company:

•	RSUs having a grant date value of $575,000 or 19,780 RSUs, with 1/3 vesting on the third, fourth and fifth anniversary of the grant date

This equity award is included in the Stock Awards column of the Summary Compensation Table at page 42 and the Grants of Plan-Based Awards Table on page 44.

Alternate Summary Compensation Table

The table below shows the base salary and incentive award compensation paid to Messrs. Stebbins, Kasbar, Birns, Clementi and Shea for their performance in 2010 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by (i) showing the full grant date value of the restricted stock awarded to Messrs. Stebbins, Kasbar, Birns and Shea on March 15, 2011, which was awarded based on 2010 performance but is not reflected in the Summary Compensation Table because it was granted after the end of our 2010 fiscal year, (ii) showing the full grant date value of the 2010 tranche of the mega-grant restricted stock awards granted in 2006 (2007 for Mr. Birns), which was earned based on performance in 2010 but is not reflected in the Summary Compensation Table because the awards were granted in 2006 and 2007 and (iii) excluding the full grant date value of the RSU award granted to Mr. Clementi on March 15, 2010, which related to 2009 performance but is included in the Summary Compensation Table for 2010. In addition, the “All Other Compensation” column is omitted, as these amounts were not material elements of any of the named executive officers’ compensation.

Executive	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Total
Paul H. Stebbins	2010	$575,000	$1,863,634	$2,012,450	$4,451,084
Michael J. Kasbar	2010	$575,000	$1,863,634	$2,012,450	$4,451,084
Ira M. Birns	2010	$450,000	$1,053,206	$865,195	$2,368,401
Michael S. Clementi	2010	$500,000	$1,402,967	$1,818,539	$3,721,506
Francis X. Shea	2010	$325,000	$388,690	$597,294	$1,310,984

Agreements with Executives

Our Compensation Committee believes that it is important to protect our intellectual capital. Accordingly, we maintain agreements with certain of our named executive officers that provide consideration for, and thus ensure the effectiveness of, important non-compete and other restrictive covenants and consulting obligations applicable under such agreements following termination of employment. The Compensation Committee believes that these agreements serve to encourage the continued attention and dedication of the executives to their assigned duties and mitigate the uncertainty and questions a potential change of control may raise among executives. The Compensation Committee also deems these agreements to be appropriate and necessary to attract and retain these executives.

Our Compensation Committee generally views the potential payments and benefits payable under a termination or change of control scenario as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive than other elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation.

See “Potential Payments upon Termination of Employment or Change of Control” beginning on page 54 for a discussion of these agreements and certain compensation and benefits that will be provided in the event of the termination of the employment of our named executive officers.

Equity Grant Practices

In November 2010, the Compensation Committee revised the quarterly grant dates in the equity grant policy in order to align the vesting of equity awards with the Company’s open trading windows. The revised policy provides for equity grants to be effective on one of four quarterly dates per year—February 10, May 10, August 10 and November 10 with equity grants made to executive officers in connection with the Company’s annual performance review process effective on March 15 of each year. Equity grants made to executive officers upon hiring or for purposes of promotion, retention or special recognition will be effective on the quarterly date that follows the date of hire or the date on which the promotion or special recognition award is made.

Under the terms of the Omnibus Plan, we are not permitted to cancel outstanding stock options or SSARs for the purpose of repricing or otherwise replacing or re-granting such options or SSARs with an exercise or conversion price that is less than the exercise or conversion price of the original stock option or SSAR without shareholder consent. We do not have a program, plan or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information. All grants of equity awards to executive officers are approved by the Compensation Committee at a meeting of the Compensation Committee and not by written consent.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not take a federal income tax deduction for compensation in excess of $1 million paid in any year to any of our named executive officers (excluding our Chief Financial Officer) to the extent that such compensation is not “performance-based” as defined under Section 162(m). To qualify as “performance-based,” certain pre-established objective performance goals or certain other conditions must be met. Annual cash incentive awards under our EIP and equity-based awards under our Omnibus Plan may be granted in a manner so that they will qualify for the “performance-based” exception to Section 162(m).

We generally seek to preserve such tax deductibility for compensation to the extent practicable, although the Compensation Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. Accordingly, in the future, the Compensation Committee may also determine, in light of applicable circumstances, to award certain compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).

Accounting for Share-Based Compensation

Before granting equity-based compensation awards, the Compensation Committee considers the accounting impact of the award, including the compensation cost and the grant date fair value, as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Retention Requirement

Our named executive officers are required to retain 50% of any shares acquired (net of any shares that would need to be sold to satisfy any applicable income and employment taxes relating to the award) pursuant to any equity award granted since 2005 for five years after the shares are issued (or until termination of employment, if earlier). In 2009, the Compensation Committee awarded Messrs. Stebbins, Kasbar, Birns and Shea special bonus awards in cash and stock in recognition of their achievements in 2008 in accordance with our pay-for-performance philosophy. Under the stock portion of those special bonus awards, Messrs. Stebbins, Kasbar, Birns and Shea are required to comply with a special stock retention requirement, pursuant to which they must retain 100% of the award, net of taxes, for three years after grant. All of our named executive officers are in compliance with these retention requirements.

Stock Ownership Requirement

In March 2010, the Compensation Committee approved a stock ownership requirement to augment the stock retention requirement already in place for the named executive officers. The Compensation Committee believes that these two requirements will serve to further align management interests with those of shareholders. The ownership requirements are set forth below and are expressed as a multiple of base salary determined by leadership level.

Named Executive Officer	Multiple of Base Salary
Chief Executive Officer	5
Chief Operating Officer	5
Chief Financial Officer	3
President of Aviation Segment	3
Chief Risk and Administrative Officer	3

Equity vehicles that will count towards compliance with the ownership requirement include: common stock, unvested service-based restricted stock or RSUs, including the earned portion of performance awards. Unexercised stock options or stock appreciation rights and the unearned portion of performance awards will not count.

The Company will use the three-year average stock price at the end of each fiscal year to determine compliance and to manage against the risk of the named executive officers falling out of compliance due to volatility in the stock price. Should a named executive officer who, after becoming compliant, become non-compliant, the Compensation Committee, in its discretion, may determine the appropriate hardship relief, if any, including allowing the named executive officer additional time to regain compliance or suspending the ownership requirement until the stock price stabilizes.

The current named executive officers have three years from adoption of the stock ownership requirement to become compliant and persons hired into one of the covered roles have five years from their start date to become compliant. The Compensation Committee has the discretion to determine penalties for non-compliance, including requiring the deferral of cash incentives into equity, instituting a higher equity retention requirement than the current 50% prohibition on selling shares and reduction or elimination of incentive compensation.

Compensation Committee Report on 2010 Executive Compensation

The Compensation Committee is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Ken Bakshi, Chairman

Richard A. Kassar, Member

Stephen K. Roddenberry, Member

Compensation Committee Interlocks and Insider Participation

During the 2010 fiscal year, the following individuals served as members of our Compensation Committee: Ken Bakshi, Richard A. Kassar and Stephen K. Roddenberry. During the 2010 fiscal year, none of the members of the Compensation Committee were employed by us, and there were no “compensation committee interlocks” as described under the SEC rules.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the “total compensation” of our named executive officers for the fiscal year ended December 31, 2010. We believe that the better way to view this information is as set forth under “Compensation Discussion and Analysis—Alternate Summary Compensation Table” above as the information set forth below (i) does not include in 2010 compensation for Messrs. Stebbins, Kasbar, Birns and Shea restricted stock awards that relate to 2010 performance, which were awarded on March 15, 2011, (ii) does not include the 2010 tranche of the mega-grant restricted stock awards granted in 2006 (2007 for Mr. Birns) which were earned based on performance in 2010 but are not reflected below because they were granted in 2006 and 2007, (iii) includes in 2010 compensation for Mr. Clementi RSUs that relate to 2009 performance, which were awarded on March 15, 2010 and does not include RSUs that relate to 2010 performance, which were awarded to Mr. Clementi on March 15, 2011, and (iv) includes in 2009 compensation for Mr. Clementi RSUs that relate to 2008 performance, which were awarded on March 15, 2009.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Paul H. Stebbins	2010	$575,000	$—		$—		$—	$2,012,450	$38,216	$2,626,271
Chairman of the Board and Chief Executive Officer	2009 2008	575,000 575,000	— 450,000	(5)(6)	1,800,000 —	(6)(10)	— 360,500	580,616 1,293,750	38,955 48,625	2,995,157 2,728,751

Michael J. Kasbar	2010	$575,000	$—		$—		$—	$2,012,450	$42,068	$2,635,008
President and Chief Operating Officer	2009 2008	575,000 575,000	— 450,000	(5)(6)	1,800,000 —	(6)(10)	— 360,500	580,616 1,293,750	36,832 47,553	2,997,749 2,734,773

Ira M. Birns(4)	2010	$450,000	$—		$575,000	(7)	$—	$865,195	$32,256	$1,922,451
Executive Vice President and Chief Financial Officer	2009 2008	450,000 425,000	— 60,000	(6)	580,000 —	(6)(10)	— 100,118	272,637 400,000	30,309 190,478	1,332,946 1,175,596

Michael S. Clementi	2010	$500,000	$—		621,628	(8)(10)	$—	$1,818,539	$32,223	$2,972,390
Aviation Segment President, World Fuel Services, Inc.	2009 2008	500,000 500,000	— 440,000	(5)(9)	167,000	(9)(10)	— 876,000	1,121,628 376,211	60,217 37,176	1,848,845 2,229,387

Francis X. Shea	2010	$325,000	$—		$—		$—	$597,294	$17,125	$939,419
Executive Vice President and Chief Risk and Administrative Officer	2009 2008	325,000 325,000	— 40,000	(7)	320,000	(7)(10)	— 75,082	196,905 488,000	16,561 14,583	858,466 942,665
	2007	325,000	—		—		—

(1)	The amounts shown in this column represent the estimated aggregate grant-date fair value of the awards made in each fiscal year relating to common stock, restricted stock and RSUs granted to the named executive officers. The estimated grant-date fair value of these awards is based on the grant-date market value of our common stock as defined in the Omnibus Plan and is computed in accordance with FASB ASC Topic 718. Assumptions used in determining the aggregate grant-date fair value of awards are set forth in Note 8 to the notes to the consolidated financial statements in Item 15 of our Annual Report on Form 10-K for each corresponding fiscal year.

(2)	The amounts shown in this column represent the estimated grant-date fair value of the awards made in each fiscal year relating to SSARs granted to the named executive officers. The estimated grant-date fair value of these awards is based on the Black-Scholes option pricing model and is computed in accordance with FASB ASC Topic 718. Assumptions used in the Black-Scholes option pricing model are set forth in Note 8 to the notes to the consolidated financial statements in Item 15 of our Annual Report on Form 10-K for each corresponding fiscal year.

(3)

The amounts shown in this column represent each named executive officer’s annual cash incentive award for each corresponding fiscal year under the EIP, which is paid in the year following the year in which the award is earned. For 2010, Messrs. Stebbins, Kasbar, Birns, and Shea earned annual cash incentive awards based on the achievement of net after-tax income growth of 25.4%, while Mr. Clementi earned his annual cash incentive award based on 42.6% Growth in Aviation NOI. For 2009, Messrs. Stebbins, Kasbar, Birns, and Shea earned annual cash incentive awards based on the achievement of net after-tax income growth of 11.52%, while Mr. Clementi earned his annual cash incentive award based on 26.89% Growth in Aviation NOI. For 2008, Messrs. Stebbins, Kasbar, Birns, and Shea earned their respective maximum annual cash incentive awards based on the achievement of the maximum growth in net after-tax income established in 2008, while Mr. Clementi earned his annual cash incentive award based on 2.3% Growth in Aviation NOI.

(4)	In March 2009, the Compensation Committee approved a salary increase of $25,000 effective January 1, 2009, making Mr. Birns’ annual salary $450,000.

(5)	This amount includes a $250,000 sign-on bonus in connection with new agreements entered into in March 2008 with Messrs. Stebbins, Kasbar and Clementi for their continued employment with the Company.

(6)	Because of the Company’s extraordinary financial performance in 2008, the Compensation Committee made special bonus awards to Messrs. Stebbins, Kasbar, Birns and Shea, aggregating $5.0 million, of which $4.5 million was paid in our common stock and $0.5 million in cash, in March 2009. The special bonus awards for these four named executive officers were as follows:

Name	Cash Bonus	Common Stock Award
Paul H. Stebbins	$200,000	$1,800,000
Michael J. Kasbar	200,000	1,800,000
Ira M. Birns	60,000	580,000
Francis X. Shea	40,000	320,000

(7)	This amount reflects a $575,000 grant date value RSU grant to Mr. Birns in order to recognize and reward his outstanding contributions since joining the Company, to retain and motivate him to achieve long-range goals and to further align his interests with those of the Company’s shareholders and thereby promote the long-term financial interest of the Company; 33% of which will vest in 2013 and 2014 and 34% in 2015.

(8)	In accordance with Mr. Clementi’s employment agreement, he was awarded RSUs having a grant date value of $621,628 in March 2010 based on 26.89% Growth in Aviation NOI in 2009, 50% of which will vest in 2013 and 2014.

(9)	In recognition of Mr. Clementi’s success in limiting credit losses and delivering good results in the Aviation Segment when taking into consideration the difficult operating environment in 2008, the Compensation Committee granted Mr. Clementi a special bonus award in the amount of $357,000, which consisted of a discretionary cash bonus of $190,000 paid in March 2009 and RSUs having a grant date value of $167,000, 50% of which will vest in 2012 and 2013.

(10)	In accordance with SEC rules, we are reporting these performance-related equity awards in the year of grant as opposed to the year in which the awards were earned as was done previously.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table provides additional information about stock and option awards and equity and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2010.

	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards, Number of Shares of Stock or Units(2)		Grant Date Fair Value of Stock and Option Awards(3)
Name			Threshold	Target	Maximum
Paul H. Stebbins	n/a	n/a	$50,000	n/a	$2,433,927	—		$—
Chairman of the Board and Chief Executive Officer

Michael J. Kasbar	n/a	n/a	$50,000	n/a	$2,433,927	—		$—
President and Chief Operating Officer

Ira M. Birns	n/a	n/a	$50,000	n/a	$1,039,761
Executive Vice President and Chief Financial Officer	03/15/10	02/22/10				19,780	(4)	$575,000	(4)

Michael S. Clementi(5)	n/a	n/a	$443,000	n/a	$2,500,000
Aviation Segment President, World Fuel Services, Inc.	03/15/10	02/22/10				21,384	(5)	$621,628	(5)

Frank X. Shea	n/a	n/a	$13,333	n/a	$722,816	—		$—
Executive Vice President and Chief Risk and Administrative Officer

(1)	The amounts shown reflect the threshold and maximum payouts that could have been earned as 2010 annual cash incentive awards under the EIP. In March 2010, the Compensation Committee established the performance goals for the annual cash incentive awards based on the achievement of certain net after-tax income (other than Mr. Clementi) growth targets for the year ended December 31, 2010. For 2010, the net after-tax income growth threshold and maximum performance goals for the payment of annual cash incentive awards were established at 3% and 34% (33% for Messrs. Stebbins and Kasbar), respectively. No award would have been paid for net after-tax income growth below 3%. Growth of net after-tax income in excess of 34% (33% for Messrs. Stebbins and Kasbar) would not have resulted in annual cash incentive awards larger than the maximum performance goals. For each percentage of net after-tax income growth achieved, the portion of incremental net after-tax income that would be paid to the named executive officer (as a combination of an annual cash incentive award and an equity-based award) was approximately: 0.10-0.12% for Messrs. Stebbins and Kasbar, 0.03-0.05% for Mr. Birns and 0.02-0.03% for Mr. Shea. Net after-tax income growth that fell between two percentage points would be a percentage based upon the curvilinear incentive payout curve established by the Compensation Committee. Based on the achievement in 2010 of 25.4% net after-tax income growth, Messrs. Stebbins, Kasbar, Birns and Shea earned annual cash incentive awards of $2,012,450, $2,012,450, $865,195 and $597,294, respectively. Please refer to discussion regarding the compensation program for Messrs Stebbins, Kasbar, Birns and Shea on pages 30 to 31 for additional information.

(2)	The amounts shown reflect RSUs granted under the Omnibus Plan.

(3)	The amounts shown reflect the estimated aggregate grant-date fair value of the stock awards. The estimated aggregate fair value of our stock awards is based on the grant-date market value of our common stock, as defined in the Omnibus Plan and is computed in accordance with FASB ASC Topic 718.

(4)

This RSU grant was awarded to Mr. Birns on March 15, 2010 in order to recognize and reward his outstanding contributions since joining the Company, to retain and motivate him to achieve long-range goals and to further align his interests with those of the Company’s shareholders and thereby promote the long-term financial interest of the Company, 33% of which will vest in 2013 and 2014 and 34% will vest in 2015.

(5)	Mr. Clementi’s annual cash incentive award under the EIP is based on Growth in Aviation NOI. In March 2011, Mr. Clementi received an annual cash incentive award for 2010 of $1,818,539, and in March 2010, Mr. Clementi received RSUs having a grant date value of $621,628, 50% of which will vest in 2013 and 50% will vest in 2014. Please refer to the discussion regarding Mr. Clementi’s compensation program on page 31 for further information on the calculation of his annual cash incentive and RSU awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards at fiscal year-end, or December 31, 2010, for our named executive officers.

	Option Awards					Stock Awards
Name										Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options/SSARs			Option Exercise Price	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)		Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
	Exercisable	Unexercisable
Paul H. Stebbins Chairman of the Board and Chief Executive Officer	—	33,334	(3)	$15.575	03/15/13	45,099	(2)		$1,630,780

Michael J. Kasbar President and Chief Operating Officer	66,666	33,334	(3)	$15.575	03/15/13	45,099	(2)		$1,630,780

Ira M. Birns	15,000	—		$22.705	04/16/12	9,150	(6)		$330,864	4,000	(7)	$144,640
Executive Vice President and Chief Financial Officer	—	22,858	(5)	$12.980	03/15/13	19,780	(4)		$715,245

Michael S. Clementi	—	200,000	(8)	$12.980	04/14/13	15,951	(2)		$576,788
Aviation Segment President, World Fuel Services, Inc.						12,050 21,384	(9) (10)	$ $	435,728 773,245

Francis X. Shea	102,272	—		$17.415	03/21/11	7,470	(2)		$270,115
Executive Vice President and Chief Risk and Administrative Officer		17,142	(8)	$12.980	03/15/13

(1)	The amounts in this column are based on the closing price of our common stock on December 31, 2010 of $36.16 and the achievement of the maximum payout levels under the remaining tranche of the mega-grant performance-related restricted stock awards granted in prior years.

(2)	The amounts reflect performance-related restricted stock that was earned based on the results for the years ended December 31, 2006 through 2010. These awards were granted in 2006 and vested in March 2011.

(3)	The amounts reflect SSARs that vested ratably over a three-year period ending in March 2011.

(4)	This amount reflects RSUs that will vest 33% in 2013 and 2014 and 34% in 2015, subject to earlier vesting upon a change of control or qualifying termination of employment.

(5)	This amount reflects SSARs that vested in March 2011.

(6)	This amount reflects performance-related restricted stock that was earned based on the results for the years ended December 31, 2008 through 2010. This award was granted in 2007 and vested in March 2011.

(7)	This amount reflects that maximum amount of performance-related restricted stock granted in 2007 that could be earned based on specified annual growth in net after-tax income for 2011. Any earned performance-related restricted stock will vest on March 21, 2012, subject to earlier vesting upon a change of control or a qualifying termination of employment.

(8)	This amount reflects SSARs that vest 50% in March 2011 and 50% in March 2013, subject to earlier vesting upon a change of control or a qualifying termination of employment.

(9)	This amount reflects RSUs that vest 50% in March 2012 and 50% in March 2013, subject to earlier vesting upon a change of control or a qualifying termination of employment.

(10)	This amount reflects RSUs that vest 50% in March 2013 and 50% in March 2014, subject to earlier vesting upon a change of control or a qualifying termination of employment.

Option Exercises and Stock Vested

The following table sets forth the option and SSAR exercises and stock vested during the year ended December 31, 2010 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Paul H. Stebbins	80,251	$2,226,996	—	$—
Chairman of the Board and Chief Executive Officer

Michael J. Kasbar	336,416	$10,092,543	—	$—
President and Chief Operating Officer

Ira M. Birns	—	$—	4,000	$108,560
Executive Vice President and Chief Financial Officer

Michael S. Clementi	—	$—	—	$—
Aviation Segment President, World Fuel Services, Inc.

Francis X. Shea	—	$—	—	$—
Executive Vice President and Chief Risk Administrative Officer

(1)	The amounts shown in this column reflect the number of shares acquired upon the exercise of options and conversion of SSARs. The number of shares acquired upon conversion of SSARs only represents the number of shares that is equivalent to the value realized upon conversion.

(2)	For option exercises and SSAR conversions, the value realized is calculated by multiplying (a) the difference between the closing price of our common stock as of the exercise/conversion date, and the option exercise or SSAR conversion price by (b) the number of shares of common stock underlying the option or SSAR. The value realized does not represent cash received by the named executive officer, which may differ based on when the acquired shares are ultimately sold by the named executive officer.

(3)	The amount in this column reflects the number of shares acquired when the final tranche of a 2007 restricted stock award to Mr. Birns vested.

(4)	The amount shown in this column reflects the value realized upon vesting which is calculated by multiplying (a) the closing price of our common stock on the vesting date by (b) the number of shares of restricted stock that vested. The value realized does not represent cash received by the named executive officer which may differ based on when the acquired shares are ultimately disposed of by the named executive officer.

Non-Qualified Deferred Compensation

The following table sets forth non-qualified deferred compensation during the year ended December 31, 2010 for our named executive officers.

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Paul H. Stebbins(1)	$605	$18,960
Chairman of the Board and Chief Executive Officer

Michael J. Kasbar(1)	$5,491	$171,927
President and Chief Operating Officer

(1)	The prior employment agreements for Messrs. Stebbins and Kasbar provided that any bonuses payable to either of them that would not be deductible under Section 162(m) for the year earned would be deferred until a fiscal year in which the bonus would be deductible or until the year in which the executive’s employment terminates, and that any amount so deferred shall be credited with interest at the prime rate as published in the Wall Street Journal. A portion of the bonus earned in a prior fiscal year by Messrs. Stebbins and Kasbar equal to $12,000 and $109,375, respectively, was deferred pursuant to those provisions of their employment agreements and remains unpaid.

Potential Payments upon Termination of Employment or Change of Control

As described in greater detail below, our agreements with each of Messrs. Stebbins, Kasbar, Birns and Clementi provide for the payment of certain compensation and benefits in the event of the termination of the executive’s employment, the amount of which varies depending upon the reason for such termination.

Messrs. Stebbins and Kasbar

On March 14, 2008, we entered into agreements with Mr. Stebbins, our Chairman and Chief Executive Officer, and Mr. Kasbar, our President and Chief Operating Officer (each, an “Executive”), containing identical terms. The term of the agreements is four years from the execution date, unless earlier terminated, and will automatically extend for successive one year terms unless either party provides written notice to the other at least one year prior to the expiration of the term that such party does not want to extend the term. For 2011, the deadline for notice of non-renewal from either the Company or the Executive has been extended to September 14, 2011.

Pursuant to the agreements, Messrs. Stebbins and Kasbar received a sign-on bonus of $250,000 and a sign-on grant of 50,000 SSARs issued pursuant to the 2006 Omnibus Plan with an exercise price at a 20% premium above the fair market value of our common stock on the grant date. During the term of the agreements, we will pay Messrs. Stebbins and Kasbar such base salary, incentives and other compensation and amounts as our Compensation Committee may determine from time to time in its sole discretion.

The following definitions apply under the agreements:

“cause” means (i) any act of fraud, misappropriation, embezzlement or material dishonesty by the Executive, which results in his personal enrichment at our expense; (ii) willful misconduct that results in material economic harm to us; (iii) a felony conviction or conviction for a crime involving moral turpitude; (iv) the willful and continued material failure of the Executive to perform his duties under the agreements; (v) a willful and material breach by the Executive of his non-compete, non-solicitation, non-disparagement or cooperation obligations under the agreements (and in the case of (i) through (v) the failure to cure such breach) or (vi) a material breach by the Executive of our Code of Conduct, Securities Trading Policy or any other related corporate and personnel policies generally applicable to our executives or employees.

“change of control” is deemed to have occurred if (i) any person or “group” (as defined in Section 13(d)(3) of the Exchange Act), excluding any employee benefit plans, becomes the beneficial owner of at least 20% of the combined voting power of our outstanding common stock; (ii) we merge, consolidate, reorganize or carry out any similar event which results in the holders of our common stock prior to the event owning less than 51% of the total voting power of the capital stock of the surviving company; (iii) our current Board ceases to make up at least 2/3 of our Board, the board of the surviving company or the board of the controlling company, as the case may be, with the exception that any director approved by a vote of at least 2/3 of our current Board will be considered to be a member of our current Board; (iv) we are liquidated or dissolved or we sell all or substantially all of our assets; (v) we enter into an agreement or our Board passes a resolution to do any of the items listed in (i)-(iv) above and the Executive’s employment is terminated after the execution of any such agreement or the passage of any such resolution, but before the event takes place.

“good reason” means (i) any reduction in the annual base salary of the Executive to a level that is less than 85% of the Executive’s base salary for the immediately preceding year or our failure to pay or provide any material compensation or benefit other than an insubstantial and inadvertent reduction that is remedied by us; (ii) following a change of control, our failure to provide the Executive his total annual cash compensation, including bonus, total aggregate value of perquisites, total aggregate value of benefits or total aggregate value of long-term compensation equal to or higher than the highest level received by the Executive in the preceding 6 months or 1 year, in certain cases, other than an insubstantial and inadvertent failure that is remedied by us; (iii) if we require the Executive to be based at a location outside of Miami-Dade County, Florida; (iv) our failure to obtain any successor’s agreement to perform and assume the agreements, and (v) without the express prior written consent of the Executive, assigning the Executive any duties that are materially inconsistent with his current position (including titles and reporting relationships) or making any other material adverse change in his position, authority, responsibilities or status.

Pursuant to the agreements, we will pay and provide the following to the Executive if the following termination events occur:

Termination by the Executive without Good Reason, by the Company for Cause or by the Company due to the Executive’s Death or Disability:

The “accrued obligations” listed below:

•	all accrued but unpaid base salary through the end of the term of the agreements;

•

any accrued but unpaid annual cash incentive awards (referred to in this discussion and in the agreements as a “bonus”) for bonus periods ending prior to the date the agreements terminate and, if termination is due to the Executive’s death or disability or non-renewal of the agreements, a pro rata bonus for the bonus period in which the date of termination occurs;

•	any unpaid or unreimbursed expenses incurred in accordance with our policy;

•	any benefits accrued prior to, or otherwise provided after, termination of employment under our employee benefit plans, programs or arrangements in which the Executive participates;

•	any rights or benefits under any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity award that extend beyond the term of the agreement; and

•

any rights to indemnification by virtue of the Executive’s position as our officer or director, whether pursuant to the terms of the agreements, our By-Laws or otherwise, and the benefits under any directors’ and officers’ liability insurance policy maintained by us.

Termination by the Executive for Good Reason, by the Company without Cause, Following a Change of Control or Non-Renewal:

•	the accrued obligations;

•	an annualized amount of $750,000 ($1,250,000 for termination following a change of control) per year for a two-year period immediately following the termination date;

•

continued health insurance coverage in effect as of the termination date for the Executive and his immediate family until the Executive is no longer eligible for coverage under our health plans through COBRA or he becomes eligible for health insurance coverage through employment or services provided to another person or entity;

•

after the Executive is no longer eligible for coverage through COBRA, reimbursement for the cost of obtaining private health insurance coverage that is comparable to the coverage provided to the Executive and his immediate family until the Executive turns 65 or, if earlier, the date on which neither the Executive nor his surviving spouse is living provided that (i) coverage will not be provided for any period where the Executive is eligible to receive coverage through employment or services provided to another person or entity, (ii) coverage will not be provided for any dependent over age 21 other than the Executive’s spouse, and (iii) the aggregate amount the Company is required to pay for such coverage does not exceed $150,000 in the aggregate; and

•	a lump sum in the amount of $1,500,000 ($2,500,000 for termination following a change of control) within 5 business days of the last day of the “restricted period” (as defined below).

The agreements require the Executive to abide by certain restrictive covenants relating to non-competition and non-solicitation during the term of the agreements and for two years following termination of the Executive’s employment for any reason (referred to above as the “restricted period”) other than a termination following a change of control not approved by our Board. The Executive is also required to cooperate with us regarding existing or future litigation or other proceedings after the term and to abide by certain non-disparagement provisions. The Executive’s right to receive the foregoing payments and benefits other than the accrued obligations is conditioned on his compliance with the restrictive covenants and his provision of up to ten hours per calendar month of consulting services to the Company if requested to do so.

In the event that we terminate the agreements without cause, the Executive terminates for good reason or the agreements are not renewed, any portion of an outstanding equity award that is not vested on the date of termination will continue to vest during the restricted period, with the final portion becoming vested on the last day of the restricted period. In the event of a termination following a change of control, all outstanding equity awards will vest immediately, unless the successor company assumes any such awards or substitutes such awards for awards with no less favorable terms, then vesting of those awards will not be accelerated upon the change of control but, subject to certain conditions, will continue to vest during the restricted period, with the final portion becoming vested on the last day of the restricted period. Any awards that have multiple annual performance conditions will vest and/or accelerate as described above unless their performance conditions have not yet been met, in which case, the performance conditions will be waived if doing so would not cause an award to no longer be exempt from the deduction limitations imposed by Section 162(m) of the Internal Revenue Code (the “Code”). In addition, if the termination is due to the Executive’s death or disability, all of the Executive’s outstanding equity awards will vest and become immediately exercisable.

The agreements provide that in the event that any amount or benefit payable under the agreements, taken together with any amounts or benefits otherwise payable to the Executive by us or any affiliated company, are subject to the excise tax or parachute payments under Section 4999 of the Code, such amounts or benefits will be reduced but only if and to the extent that the after-tax present value of such amounts or benefits as so reduced would exceed the after-tax present value received by the Executive before such reduction.

The agreements also provide that any amounts that are not exempt from Section 409A of the Code will be subject to the required six-month delay in payment after termination of service if the Executive is a “specified employee” for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum at the end of such delay period.

Mr. Birns

In April 2007, we entered into an executive severance agreement with Mr. Birns, our Executive Vice President and Chief Financial Officer. The following definitions apply to Mr. Birns’ executive severance agreement:

“cause” means (i) the willful, material failure by Mr. Birns to perform the duties consistent with his position or to comply with the obligations of the severance agreement, or his willful, material failure to carry out the reasonable and lawful directions of our CEO, President or Board and not curing such failure; (ii) any willful and material breach of our Code of Conduct or any other policy; (iii) Mr. Birns’ gross negligence or willful misconduct which is harmful to us, monetarily or otherwise, including but not limited to fraud, misappropriation or embezzlement; (iv) use of alcohol, drugs or other similar substances during work hours, other than at a Company sanctioned event, or at any time in a manner that adversely affects his work performance; (v) being charged with a criminal offense that is a felony or misdemeanor involving moral turpitude; or (vi) a material breach of the severance agreement that cannot be cured.

“change of control” has the meaning assigned to such term in our By-Laws.

“good reason” means (i) the assignment to Mr. Birns of any duties materially inconsistent with his position, authority, duties or responsibility or any other action by us that results in a material diminution in his position, authority, duties or responsibilities, excluding any action not taken by us in bad faith that is remedied; (ii) any reduction in, or failure to pay Mr. Birns’ base salary other than a reduction or failure remedied by us; (iii) within 2 years following a change of control, any failure by us to provide Mr. Birns his bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to Mr. Birns in the calendar year immediately preceding the change of control, other than a failure not occurring in bad faith that is remedied by us; or (iv) if we require Mr. Birns to be based at any office or location outside of Miami-Dade or Broward County.

Pursuant to the executive severance agreement, we will pay and provide the following to Mr. Birns if the following termination events occur:

Termination by the Company for Cause; Termination by Mr. Birns without Good Reason:

•	an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination.

Termination by the Company Due to Death or Disability:

•

an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, and any unpaid annual cash incentive award (referred to in this discussion and in the severance agreement as a “bonus”) for the year prior to the year of termination, the bonus to be paid on the same date that bonuses are paid to our other senior executive officers;

•

a prorated bonus for the calendar year in which the employment is terminated, however, no bonus will be paid if Mr. Birns’ termination date occurs before the payment of bonuses for the prior calendar year. Any bonus shall be prorated based on the bonus Mr. Birns would have earned if he had remained in our employ for the entire year. Any such bonus would be paid on the same date that bonuses are paid to our other senior executive officers.

Termination by the Company without Cause; Termination by Mr. Birns for Good Reason:

•

an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, and any unpaid bonus for the year prior to the year of termination, the bonus to be paid on the same date that bonuses are paid to our other senior executive officers;

•

continued health insurance coverage in effect as of the termination date for Mr. Birns and his immediate family for a period of up to 18 months. Such coverage will terminate earlier if Mr. Birns becomes eligible for health insurance coverage through employment or services provided to another person or entity; and

•

a severance payment in an amount equal to two times Mr. Birns’ base salary as of the termination date, which will be paid in regular payroll installments over the 24-month period following termination, plus payment of a prorated bonus for the calendar year in which his employment is terminated, however, no bonus will be paid if Mr. Birns’ termination date occurs before the payment of bonuses for the prior calendar year. Any bonus shall be prorated based on the bonus Mr. Birns would have earned if he had remained in our employ for the entire year. Any such bonus would be paid on the same date that bonuses are paid to our other senior executive officers.

We have the right to discontinue any of the payments in the preceding two bullet points, should Mr. Birns (i) fail to comply in any material respect with the confidentiality and restrictive covenant provisions of the executive severance agreement or (ii) fail to provide agreed upon post-termination services as provided for in the executive severance agreement.

The agreement also provides that in the event any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise payable to Mr. Birns by the Company, are subject to the excise tax or parachute payments under Section 4999 of the Code, such amounts or benefits will be reduced to avoid any payments or benefits being nondeductible by the Company.

Mr. Clementi

On March 14, 2008, World Fuel Services, Inc., our principal domestic operating subsidiary (“WFS”), entered into a new employment agreement with Mr. Clementi, President of our Aviation Segment, effective January 1, 2008. The term of the agreement ends on December 31, 2010, unless earlier terminated, and will automatically extend for successive one year terms unless either party provides written notice to the other 60 days prior to the expiration of the term that such party does not want to extend the term. Pursuant to the agreement, Mr. Clementi received a sign-on bonus of $250,000 and a sign-on grant of 50,000 SSARs issued pursuant to the 2006 Omnibus Plan. During the term of the agreement, Mr. Clementi will receive an annual base salary of $500,000 and, consistent with our pay-for-performance philosophy, will be eligible to receive an annual cash incentive award (referred to in this discussion and the employment agreement as an “annual performance bonus”) tied to the Growth in Aviation NOI as follows:

•	the annual performance bonus will equal a percentage of Aviation NOI minus Mr. Clementi’s base salary; and

•	the annual performance bonus will be allocated between a cash bonus and a RSU award in certain cases.

In any year where net operating income growth of the Aviation Segment is negative, Mr. Clementi will not be eligible to receive an annual performance bonus. Mr. Clementi’s base salary and annual performance bonus combined cannot exceed $5 million per year. For further information regarding Mr. Clementi’s new compensation program, please refer to the discussion on pages 28-29 above. Mr. Clementi will also be eligible to participate in all benefits offered by the Company to its senior executives, including medical and dental insurance, short-term and long-term disability, flexible spending account, life insurance and the 401(k) profit sharing plan.

The following definitions apply to Mr. Clementi’s new employment agreement:

“cause” means (i) the willful, material failure by Mr. Clementi to perform his duties consistent with his position or to comply with the obligations of the employment agreement, or his willful, material failure to carry out the reasonable and lawful directions of our Board and not curing such failure; (ii) Mr. Clementi’s gross negligence or willful misconduct which is harmful to WFS, monetarily or otherwise, including but not limited to fraud, misappropriation or embezzlement; (iii) use of alcohol, drugs or other similar substances during work hours, other than at a WFS sanctioned event, or at any time in a manner that adversely affects his work performance; (iv) his being charged with a criminal offense that is a felony or misdemeanor involving moral turpitude; or (v) a material breach of the employment agreement, Code of Conduct, Securities Trading policy or any other related corporate and personnel policies generally applicable to our executives or employees that cannot be cured.

“change of control” has the meaning assigned to such term in the WFS By-Laws.

“good reason” means, after a change of control has occurred (i) WFS assigns Mr. Clementi any duties inconsistent in any material respect with his position (including status, title and reporting requirements), authority, duties or responsibilities, or any other action by WFS that results in a material diminution in such position, authority, duties or responsibilities, excluding any action not taken in bad faith and which is remedied by WFS; (ii) any reduction in, or failure to pay, his base salary, other than a reduction or failure that is remedied by WFS; (iii) within two years following a change of control, WFS fails to provide his bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to him in the calendar year immediately preceding the change of control, other than a failure not occurring in bad faith that is remedied by WFS; and (iv) WFS requires him to be based at a location outside of Miami-Dade or Broward County, Florida.

Pursuant to the agreement, we will pay and provide the following to Mr. Clementi if the following termination events occur:

Termination by WFS with Cause, Resignation by Mr. Clementi without Good Reason or Non-Renewal by Mr. Clementi:

•

all accrued but unpaid compensation and benefits to which he is otherwise entitled prior to the date of termination, excluding any bonus earned for any bonus period ending on or before the date of termination if Mr. Clementi resigns without good reason or is terminated by WFS with cause.

Termination by WFS due to Death or Disability:

•

all accrued but unpaid compensation and benefits to which he is otherwise entitled prior to the date of termination, including any bonus earned for any bonus period ending on or before the date of termination; and

•	a prorated bonus for the calendar year in which the agreement was terminated, but only if he would have earned a bonus had he remained employed by WFS for that entire calendar year.

Termination by WFS without Cause or Non-Renewal by WFS:

•

all accrued but unpaid compensation and benefits to which he is otherwise entitled prior to the date of termination, including any bonus earned for any bonus period ending on or before the date of termination;

•	WFS will continue to pay Mr. Clementi his base salary then in effect for the 24 month period (12 month period for non-renewal by WFS) immediately following the date of termination;

•

continued coverage in effect as of the termination date for Mr. Clementi and his covered dependents under the WFS health insurance plans until the earlier of (A) the end of the period during which Mr. Clementi will be eligible for coverage under the WFS health plans pursuant to COBRA, and (B) the date Mr. Clementi becomes eligible for health insurance benefits on account of employment or services provided to any other person or entity; provided, however, that as a condition of such benefits, WFS may require Mr. Clementi to elect to continue his health insurance pursuant to COBRA; and

•	a lump sum of $1,500,000 ($750,000 for non-renewal by WFS) within 5 business days of the last day of the “restricted period” (as defined below).

Termination following Change of Control:

•

all accrued but unpaid compensation and benefits to which he is otherwise entitled prior to the date of termination, including any bonus earned for any bonus period ending on or before the date of termination;

•

an amount equal to the sum of (A) two times the annual base salary that Mr. Clementi was entitled to receive at the rate then in effect plus (B) the greater of (x) the annual base salary that Mr. Clementi was entitled to receive at the rate then in effect, and (y) the average of the annual bonuses paid by WFS for the 3 most recently completed calendar years ending on or before the date of termination (including years prior to the effective date of the agreement), such amount to be payable in 24 equal consecutive monthly installments commencing on the first monthly anniversary of the date of termination; and

•

continued coverage in effect as of the termination date for Mr. Clementi and his covered dependents under the WFS health insurance plans until the earlier of (A) the end of the period during which Mr. Clementi will be eligible for coverage under the WFS health plans pursuant to COBRA and (B) the date Mr. Clementi becomes eligible for health insurance benefits on account of employment or services provided to any other person or entity; provided, however, that as a condition of such benefits, WFS may require Mr. Clementi to elect to continue his health insurance pursuant to COBRA.

The agreement requires Mr. Clementi to abide by certain restrictive covenants relating to non-competition and non-solicitation during the term of the agreement and either (i) the two years following termination of employment for any reason other than expiration of the term due to WFS electing not to extend the term or (ii) one year following termination of employment as a result of WFS electing not to extend the term (referred to above as the “restricted period”). Mr. Clementi’s right to receive the foregoing payments and benefits other than the accrued obligations (including any bonus earned for any bonus period ending on or before the date of termination) is conditioned on his compliance with the restrictive covenants and his provision of up to ten hours per calendar month of consulting services to WFS if requested to do so.

Upon termination of Mr. Clementi’s employment other than by WFS with cause, in addition to the amounts and benefits discussed above, Mr. Clementi will be entitled to any rights afforded to him under any equity award agreements arising from the termination of his employment. The agreement also provides that in the event any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to Mr. Clementi by WFS or any affiliated company, are subject to the excise tax or parachute payments under Section 4999 of the Code, such amounts or benefits will be reduced but only if and to the extent that the after-tax present value of such amounts or benefits as so reduced would exceed the after-tax value received by Mr. Clementi before such reduction.

The agreement provides that any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service if Mr. Clementi is a “specified employee” for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum at the end of such period.

Francis X. Shea

Although our employment agreement with Francis X. Shea expired on August 31, 2005, he continues to be employed by us as Executive Vice President and Chief Risk and Administrative Officer. Under the terms of his prior employment agreement, Mr. Shea is prohibited from competing with us for a period of one year from the termination of his employment with us.

Potential Payments upon Termination of Employment or Change of Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2010 termination date and, where applicable, using the closing price of our common stock of $36.16 (as reported on the NYSE on December 31, 2010). These tables do not reflect amounts that would be payable to the named executive officers pursuant to benefits and awards that have already vested.

	Cash Severance Payment	Continuation of Medical/ Welfare Benefits	Other Cash Compensation(3)	Acceleration and Continuation of Equity Awards(4)(5)		Excise Tax Cut- Back(7)	Total
Mr. Stebbins
Termination by Executive without Good Reason or by Company for Cause	$—	$—	$2,049,649	$—		$—	$2,049,649
Termination by Company without Cause, by Executive for Good Reason or Non-Renewal(1)	$3,000,000	$190,275	$2,049,649	$2,316,960	(6)	$—	$7,556,885
Termination following Change of Control(1)(2)	$5,000,000	$190,275	$2,049,649	$2,316,960	(6)	$—	$9,556,885
Death or Disability	$—	$—	$2,049,649	$2,316,960	(6)	$—	$4,366,609

Mr. Kasbar
Termination by Executive without Good Reason or by Company for Cause	$—	$—	$2,303,242	$—		$—	$2,303,242
Termination by Company without Cause, by Executive for Good Reason or Non-Renewal(1)	$3,000,000	$190,470	$2,303,242	$2,316,960	(6)	$—	$7,810,672
Termination following Change of Control(1)(2)	$5,000,000	$190,470	$2,303,242	$2,316,960	(6)	$—	$9,810,672
Death or Disability	$—	$—	$2,303,242	$2,316,960	(6)	$—	$4,620,202

Mr. Birns
Termination by Executive without Good Reason or by Company for Cause	$—	$—	$17,273	$—		$—	$17,273
Termination by Company without Cause	$900,000	$37,858	$882,468	$1,575,957		$—	$3,396,284
Termination by Executive for Good Reason(1)	$900,000	$37,858	$882,468	$860,712		$—	$2,681,039
Termination following Change of Control(1)(2)	$900,000	$37,858	$882,468	$1,720,597		$—	$3,540,924
Death or Disability	$—	$—	$882,468	$2,635,654		$—	$3,518,122

	Cash Severance Payment		Continuation of Medical/ Welfare Benefits		Other Cash Compensation(3)		Acceleration and Continuation of Equity Awards(4)(5)		Excise Tax Cut- Back(7)		Total

Mr. Clementi
Termination by Executive without Good Reason, by Company with Cause or Non-renewal by Executive		$—		$—		$—		$—		$—		$—
Termination by Executive for Good Reason Termination by Company without Cause	$ $	— 2,500,000	$ $	— 35,095	$ $	— 1,818,539	$ $	463,600 2,249,362	$ $	— —	$ $	463,600 6,602,996
Non-renewal by Company(1)		$1,250,000		$35,095		$1,818,539		$2,249,362		$—		$5,352,996
Termination following Change of Control(1)(2)		$2,105,459		$35,095		$1,818,539		$6,421,762		$—		$9,784,299
Death or Disability		$—		$—		$1,818,539		$2,249,362		$—		$4,067,901

Mr. Shea
Termination by Executive for any reason or by Company for Cause		N/A		N/A		$1,250		$—		N/A		$1,250
Termination by Company without Cause		N/A		N/A		$1,250		$369,453		N/A		$370,703
Termination following Change of Control(1)(2)		N/A		N/A		$1,250		$667,467		N/A		$668,717
Death or Disability		N/A		N/A		$1,250		$369,453		N/A		$370,703

1	Please see the discussion immediately preceding this table on pages 47 to 53 regarding the obligations the executive must fulfill in order to receive these payments and benefits, such as satisfying restrictive covenants for a certain period of time after the termination event before any cash severance payment is made, and our right to not pay or provide these benefits or discontinue the payment and provision of these benefits if the executive fails to satisfy such obligations.

2	For the purposes of this table, we have assumed that a change of control occurred on December 31, 2010.

3	This column shows any other cash compensation that is due to the executives such as bonus, accrued but unused paid time off and deferred compensation. The amounts in this column for Messrs. Stebbins and Kasbar include deferred compensation, including interest, which would be paid to them as of December 31, 2010. Amounts in this column attributable to bonus payouts are based on the annual cash incentive awards that were earned in 2010.

4	The amounts in this column relating to both SSARs and performance-related SSARs represent the value of unvested and accelerated awards as of December 31, 2010, calculated by multiplying the number of accelerated awards by the difference between the conversion price and the closing price of our common stock on December 31, 2010. The amounts in this column relating to both restricted stock and performance-related restricted stock represent the value of unvested and accelerated stock as of December 31, 2010, calculated by multiplying the number of accelerated shares by the closing price of our common stock on December 31, 2010.

5	Under the change of control scenario, we have assumed that the equity-based awards for each executive were not assumed or substituted by the successor company in order to show the full value that each executive would receive as a result of accelerating the vesting of the executive’s outstanding awards upon the occurrence of a change of control. If such awards are assumed or substituted by the successor company, their vesting terms would not be accelerated.

6	Please see the discussion immediately preceding this table on page 49 regarding the acceleration of equity-based awards with multiple annual performance conditions under these termination scenarios.

7	Please see the discussion immediately preceding this table on pages 47 to 53 for the terms of the excise tax cut-back for each of the executives, with the exception of Mr. Shea who is not subject to such a cut-back.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Related person transactions can create actual or potential conflicts of interests and can create the appearance that certain decisions may not be in the best interest of the Company or our shareholders. Therefore, our Board has adopted a written policy with respect to related person transactions. It is our policy that, as a general matter, we should avoid related person transactions except in circumstances where the transaction is not inconsistent with our best interests, such as obtaining products or services that are not readily available from alternative sources or when the transaction meets the standards that apply to similar transactions with unrelated third parties.

For purposes of our policy, we review all of the following relationships and transactions between us and:

•	our directors and executive officers, including persons who have at any time since the beginning of our last fiscal year served in that role and any nominees to become a director;

•	any person we know to be the beneficial owner of more than 5% of any class of our voting securities; and

•	any immediate family member or any person (other than tenants or employees) sharing the household of any of the foregoing.

Pursuant to our policy, the Governance Committee will review any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect interest. The foregoing rule will not be applied to (i) the employment of an executive officer or compensation of a director if such executive officer’s or director’s compensation is required to be, or otherwise would be required to be, reported under the SEC’s compensation disclosure requirements, (ii) any transaction with a public corporation where the related person’s only relationship is as a beneficial owner of less than 1% of that corporation’s publicly traded securities or (iii) any transaction where the related person’s interest arises solely from the ownership of our common stock and where all shareholders received the same benefit on a pro rata basis (e.g. dividends).

The Governance Committee reviews any such related person transaction and determines whether to approve any such transaction. The Governance Committee will analyze the following factors, in addition to any other factors the Governance Committee deems appropriate, in determining whether to approve a related person transaction:

•	the benefits to us;

•	the impact on a director’s independence, if relevant;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

A related person transaction will only be approved by the Governance Committee if the Governance Committee determines that the related person transaction is not inconsistent with our best interests and those of our shareholders. The Governance Committee’s approval is not a directive to enter into the related person transaction, rather it is evidence that the Governance Committee does not object to the transaction based on relatedness issues. Annually, the Governance Committee will review any ongoing related person transactions to determine whether it remains in our best interests and those of our shareholders to continue, modify or terminate the transactions.

There were no reportable transactions in 2010.

PROPOSAL NO. 2—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Board is committed to corporate governance best practices and recognizes the significant interest of shareholders in executive compensation matters. Pursuant to recent amendments to Section 14A of the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed on pages 25 to 41 of this Proxy Statement.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described in the “Compensation Discussion and Analysis”, which begins on page 25 of this Proxy Statement. Our executive compensation programs are designed to (i) attract, motivate and retain the exceptional management talent required to achieve above-average growth and profitability, (ii) focus on rewarding the types of performance that increase shareholder value, (iii) link executive compensation to the Company’s long-term strategic objectives and (iv) align executives’ interests with those of our shareholders. The Company believes that its executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

Our executive compensation philosophy and framework emphasize the following elements:

•

Total compensation is tied to performance. The majority of total executive compensation is variable and based on the Company’s performance. In 2010, the compensation of our named executive officers as a group (excluding our Chief Executive Officer and our Chief Operating Officer) consisted of 47% variable annual cash incentive compensation and 34% performance-related equity-based awards. The 2010 compensation of our Chief Executive Officer and Chief Operating Officer consisted of 42% variable annual cash incentive compensation and 45% performance-related equity-based awards.

•

Long-term equity compensation aligns executives’ and shareholders’ interests. Generally, our named executive officers receive equity awards, which generally have multi-year vesting requirements. These awards seek to maximize shareholder value by aligning the long-term interests of our senior executives with those of our shareholders.

Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote in evaluating our compensation policies and practices and when making future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding, advisory vote on executive compensation.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION, DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED ABOVE IN THIS PROXY STATEMENT

PROPOSAL NO. 3—NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Introduction

Pursuant to recent amendments to Section 14A of the Exchange Act, the Company is required to obtain a shareholder vote as to how often we should include a proposal asking for an advisory vote approving the compensation paid to our named executive officers, similar to Proposal No. 2 in this Proxy Statement. The following proposal therefore provides our shareholders the opportunity to vote, on an advisory or non-binding basis, regarding how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Shareholders may also abstain from voting on this Proposal.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation EVERY THREE YEARS is appropriate for the Company and its shareholders at this time. Because the say-on-pay vote occurs after we have already implemented our executive compensation program for the current year, it may not be feasible to fully address and respond to any one year’s say-on-pay vote by the time of the following annual meeting. A three-year time frame would provide sufficient opportunity for the Compensation Committee and the Board to evaluate the results of the most recent say-on-pay vote, discuss the implications of the vote with the shareholders to the extent needed, develop and implement any adjustments to the compensation program and for the shareholders to have an opportunity to see and evaluate those adjustments. In addition, a vote every three years is consistent with the long-term performance focus of our executive compensation program as it allows shareholders to evaluate our executive compensation program over a multi-year period. Our compensation program is designed to support long-term value creation, and a vote every three years would allow shareholders to better judge our compensation program in relation to our long-term performance. Finally, a vote every three years would be sensitive to shareholders who have interests in many companies and may not be able to devote sufficient time to a more frequent review of pay practices for all of their holdings.

Vote Required

The frequency (every one, two or three years) receiving the highest number of votes will be deemed to be the choice of the shareholders with respect to the non-binding, advisory vote on the frequency of future advisory votes on executive compensation. Shareholders are not voting to approve or disapprove the recommendation of the Board. Shareholders may choose to vote for a frequency of “every year,” “every two years,” “every three years” or they may abstain from voting on this proposal.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT AN ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION “EVERY THREE YEARS”

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Introduction

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to act as our independent registered certified public accounting firm for fiscal year 2011.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the selection of PwC as our independent registered certified public accounting firm, other independent registered certified public accounting firms will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

Representatives of PwC are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to questions.

Fees and Services of PricewaterhouseCoopers LLP

The following table presents aggregate fees for professional audit services rendered by our independent registered certified public accounting firm, PwC, for the audit of our consolidated financial statements for the fiscal years ended December 31, 2010 and 2009, and fees billed for other services rendered by PwC during those periods.

Services Rendered	2010	2009
Audit Fees	$2,721,303	$2,973,350
Audit-Related Fees	53,500	118,094
Tax Fees	7,600	—
All Other Fees	240,771	85,000

Total	$3,023,174	$3,176,444

Audit Fees. These amounts represent fees for professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, reviews of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits, the assessment of our internal control assertions required by Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC filings and accounting consultations on matters related to the annual audits or interim reviews.

Audit-Related Fees. These amounts primarily represent fees for professional services rendered for the audit of the financial statements of our employee benefit plans and of a potential acquisition.

Tax Fees. In the interest of auditor independence, the Audit Committee has elected to segregate tax services from audit services.

All Other Fees. These amounts represent fees for advisory and consulting services rendered for a review of certain Company policies and procedures. The Audit Committee approved all services provided by, and all fees paid to, PwC. The Audit Committee has considered the services provided by PwC as described above and has determined that such services are compatible with maintaining PwC’s independence.

Audit Committee Pre-Approval Policy

Effective January 1, 2010, the Audit Committee established a pre-approval policy for all audit and permitted non-audit services performed by the Company’s independent auditor to assure that providing such services does not impair the auditor’s independence. Pursuant to this procedure, all audit and non-audit services to be provided by the independent registered certified public accounting firm involving fees of $10,000 or more must be pre-approved by the Audit Committee. There are two types of pre-approval under the policy, general and specific. Under the general type of pre-approval, proposed services are pre-approved on a categorical basis for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the pre-approved category. The Audit Committee reviews the general pre-approval categories on a periodic basis and approves the fee levels for each category annually. Under the specific type of pre-approval, proposed services, such as the annual audit engagement terms and fees, are approved on a case-by-case basis. Any services that have not been generally pre-approved or that exceed the approved fee levels must be specifically pre-approved. Specific pre-approval must be obtained from the Audit Committee.

The Audit Committee has delegated the authority to the Chairman of the Audit Committee to pre-approve audit and non-audit services to be provided by the independent registered certified public accounting firm so long as such services: (a) involve fees of less than $10,000, and (b) are subsequently reported to and approved by the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

FOR THE 2011 FISCAL YEAR

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals for Inclusion in the Proxy Statement. The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2012 Annual Meeting of Shareholders is December 19, 2011. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with SEC regulations governing the solicitation of proxies.

Proposals not Included in the Proxy Statement and Nominations for Director. Shareholder proposals not included in the Company’s proxy statement and shareholder nominations for director may be brought before an annual meeting of shareholders in accordance with the advance notice procedures described in the Company’s By-Laws. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., June 10, 2011) and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. For the 2012 Annual Meeting of Shareholders, the Corporate Secretary must receive notice of the proposal on or after the close of business on February 13, 2012 and no later than the close of business on March 12, 2012. Shareholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-Laws, including a description of the proposal, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The Company’s By-Laws also require that shareholder proposals concerning nomination of directors provide additional disclosure, including information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Board, disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

The specific requirements of these advance notice provisions are set forth in Article I, Sections 6 and 7 of our By-Laws, a copy of which is available upon request. Such request and any shareholder proposals or director nominations should be sent to our Corporate Secretary at our principal executive offices.

OTHER MATTERS

Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the annual meeting. However, if other matters should properly come before the annual meeting, it is intended that the persons named in the proxies will vote on such matters in accordance with their best judgment.

Shareowner ServicesSM
P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the Nominees listed in Proposal 1,

a Vote FOR Proposals 2 and 4, and THREE Years for Proposal 3.

1. Election of directors:	01 Paul H. Stebbins 02 Michael J. Kasbar 03 Ken Bakshi 04 Richard A. Kassar	05 Myles Klein 06 John L. Manley 07 J. Thomas Presby 08 Stephen K. Roddenberry	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

    Please fold here – Do not separate

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the non-binding, advisory resolution regarding executive compensation.		☐ For	☐ Against	☐ Abstain

3. Recommendation on the frequency of future advisory votes on executive compensation.	☐ 3 Years	☐ 2 Years	☐ 1 Year	☐ Abstain

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the 2011 fiscal year.		☐ For	☐ Against	☐ Abstain

5. In their discretion, the proxies are authorized to vote upon any other matter coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND ON ALL OTHER PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT, INCLUDING FOR EVERY THREE YEARS IN PROPOSAL 3.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on this proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Partnerships should provide full name of partnership and authorized person signing the proxy.

WORLD FUEL SERVICES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Friday, June 10, 2011

8:00 a.m., Eastern Time

9800 Northwest 41st Street, Suite 400

Miami, FL 33178

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

At http://ir.wfscorp.com/phoenix.zhtml?c=101792&p=proxy,

the following proxy materials are available to you:

•	the Company’s Annual Report for the fiscal year ended December 31, 2010;
•	the Company’s 2011 Proxy Statement (including all attachments thereto);
•	the proxy card; and
•	any amendments to the foregoing materials that are required to be furnished to shareholders.

Please date, sign and mail your proxy card in the

envelope provided as soon as possible

World Fuel Services Corporation 9800 Northwest 41st Street, Suite 400 Miami, Florida 33178	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 10, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2 and 4, and “THREE YEARS” for Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Paul H. Stebbins and Michael J. Kasbar, and each of them with full power of substitution, to vote your shares at the Annual Meeting or any adjournments or postponements thereof, with all the powers that you would possess if personally present, upon and in respect of the matters shown on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.